Exhibit 10.1

SHAREHOLDERS’ AGREEMENT

RELATING TO TIDES HOLDCO LIMITED

Dated December 18, 2025

5.8	Obligation to Re-Transfer	24
5.9	Coty Put Right	24
5.10	Exit Co-Operation	24

ARTICLE VI INDEMNIFICATION		24

6.1	Indemnification	24

ARTICLE VII WARRANTIES		26

7.1	Warranties of the Shareholders	26
7.2	Warranties of the Company	27

ARTICLE VIII ADDITIONAL COVENANTS AND AGREEMENTS		27

8.1	Certain Tax Matters	27
8.2	Confidentiality and Public Announcements	30
8.3	Costs and Fees	32
8.4	Dividends and Distributions	32
8.5	JVCo SHA	33
8.6	Anti-Frustration	33
8.7	Actual or Deemed Liquidation	33

ARTICLE IX MISCELLANEOUS		34

9.1	Amendment; Waiver	34
9.2	Effectiveness; Termination	34
9.3	Notices	34
9.4	Default; Escalation Procedure	35
9.5	Applicable Law; Dispute Resolution	35
9.6	Assignment	35
9.7	Specific Performance	36
9.8	Further Assurances	36
9.9	Several Obligations	36
9.10	Entire Agreement	36
9.11	Titles and Headings	37
9.12	Binding Effect	37
9.13	Severability	37
9.14	Third Party Rights	37
9.15	Counterparts	37

	Schedule A Notice Details	38

	Schedule B Reserved Matters	40

	Schedule C Deed of Adherence	41

SHAREHOLDERS’ AGREEMENT

This SHAREHOLDERS’ AGREEMENT was made on December 18, 2025 (this “Agreement”) by and among:

1.

Coty JV Holdings S.à r.l., a limited liability company (société à responsabilité limitée) incorporated under the laws of Switzerland, having its office address at Chemin Louis-Hubert, 1213 Petit-Lancy, Switzerland, and registered in the commercial register of Geneva under number CHE-474.474.597 (“Coty”);

2.

Tides Holdco Blocker Limited, an exempted company incorporated under the laws of the Cayman Islands with registered number 429123 and having its registered office at c/o Maples Corporate Services, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“KKR Member”); and

3.

Tides Holdco Limited, an exempted company incorporated under the laws of the Cayman Islands with registered number 428818 and having its registered office at c/o Maples Corporate Services, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”).

The parties listed in (1) through (3) together with any other Person who becomes a party to this Agreement, collectively, the “Parties.”

RECITALS:

I.

Whereas on the date hereof, the Company and Coty entered into a Share Purchase Agreement (the “Share Purchase Agreement”) pursuant to which the Company acquired 7,747,552.2297 shares of Class 1 Ordinary JVCo Shares, 53,056,845.8482 shares of A1 Preference JVCo Shares and 423,419,953.0856 shares of B1 Preference JVCo Shares (collectively, the “Rainbow JVCo Shares”) of Rainbow Capital JVCo Limited, a private limited company incorporated under the laws of Jersey (“Rainbow JVCo”), constituting all the outstanding shares of JVCo held by Coty (the “Acquisition”).

II.

Whereas, in connection with the closing of the transactions contemplated by the Share Purchase Agreement (“Closing”), the Company issued a consideration loan to Coty (the “Loan”) which shall be settled by contribution to the Company in exchange for 45 Class B Ordinary Shares in accordance with the terms thereof.

III.

Whereas, for U.S. federal income tax purposes, the Loan is intended to be disregarded and the Acquisition treated as a sale of a portion of the JVCo Shares (the “Deemed Sold Partnership Interests”) by Coty to KKR Member, followed by a contribution described in Section 721 of the IRC of the Deemed Sold Partnership Interests and the remaining JVCo Shares (the “Coty JVCo Partnership Interests”) to the Company by KKR Member and Coty, respectively.

IV.	Whereas, at the time of the Acquisition, JVCo is classified as a partnership for U.S. federal income tax purposes and the Coty JVCo Shares are Section 704(c) property.

V.

Whereas, following the Closing, the shareholders of Rainbow JVCo will contribute all of the outstanding equity of Rainbow JVCo to a newly incorporated private limited company incorporated under the laws of Jersey that is treated for U.S. federal income tax purposes as an association taxable as a corporation (“New JVCo”) in exchange for equivalent shares of New JVCo (the “JVCo Reorganization”).

VI.

Whereas, under Treasury Regulation Section 1.704-3(a)(8)(i), the shares of JVCo deemed issued in the JVCo Reorganization with respect to the Coty JVCo Partnership Interests (the “Coty JVCo Shares”) will be treated as Section 704(c) property, while the shares of JVCo deemed issued in the JVCo Reorganization with respect to the Deemed Sold Partnership Interests (the “KKR JVCo Shares”) will not.

VII.

Whereas in connection with Closing, the Parties are entering into this Agreement to make certain provisions for the rights and obligations of the parties hereto on the terms and conditions set forth herein.

VIII.

The Parties intend that this Agreement is the only agreement between the Parties with respect to the matters contemplated hereby and sets forth the entire understanding of the Parties with respect thereto and supersedes all oral statements and prior writings with respect thereto.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Definitions.

(a) The following terms have the following meanings when used herein:

“A1 Preference JVCo Shares” shall mean the A1 preference shares in the share capital of JVCo, with the rights and subject to the restrictions set out in the JVCo Articles of Association.

“Affiliate” shall mean, with respect to any Person, another Person Controlled directly or indirectly by such first Person, Controlling directly or indirectly such first Person or directly or indirectly under the same Control as such first Person (including for the avoidance of doubt in respect of Coty, the JAB Group for so long as the JAB Group Beneficially Owns at least 35% of the outstanding Voting Stock of Coty Parent), provided however that any other portfolio companies or portfolio investments (as such terms are commonly understood in the private equity industry) of any member of the KKR Shareholder Group or any of their Affiliates are not taken to be Affiliates of the KKR Shareholder Group.

“Agreement” shall mean this Shareholders’ Agreement, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Articles of Association” shall mean the articles of association of the Company, as amended from time to time in accordance with its terms and this Agreement.

“B1 Preference JVCo Shares” shall mean the B1 preference shares in the share capital of JVCo, with the rights and subject to the restrictions set out in the JVCo Articles of Association.

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rules (in each case, irrespective of whether or not such Rules are actually applicable in such circumstance).

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day of the week other than a Saturday, Sunday or public holidays in England and Wales, the Cayman Islands and New York.

“Cash Invested” means the total amount of cash which has been paid by the KKR Member to subscribe for Shares in the Company on or prior to the date of a relevant Distribution, which as at the date of this Agreement shall be $750,000,000.00.

“Capital Stock” shall mean, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Class 1 Ordinary JVCo Shares” shall mean the class 1 ordinary shares in the share capital of JVCo, with the rights and subject to the restrictions set out in the JVCo Articles of Association.

“Class A Ordinary Shares” shall mean voting ordinary shares in the share capital of the Company, with the rights and subject to the restrictions set out in the Articles of Association.

“Class B Ordinary Shares” shall mean non-voting ordinary shares in the share capital of the Company, with the rights and subject to the restrictions set out in the Articles of Association.

“Companies Act” shall mean the Companies Act (As Revised) of the Cayman Islands.

“Completion” shall mean the completion of the Acquisition pursuant to the Share Purchase Agreement.

“Completion Date” shall mean the date of this Agreement.

“Control” shall mean, with respect to a Person (other than an individual) (a) direct or indirect ownership of more than 50% of the voting securities of such Person, (b) the right to appoint, or cause the appointment of, more than 50% of the members of the board of directors (or similar governing body) of such Person or (c) the right to manage, or direct the management of, on a discretionary basis the assets of such Person, and, for avoidance of doubt, a general partner is deemed to Control a limited partnership and, solely for the purposes of this Agreement, a fund advised or managed directly or indirectly by a Person shall also be deemed to be Controlled by such Person (and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing).

“Coty Parent” shall mean Coty Inc., a Delaware corporation.

“Coty Parent Common Stock” shall mean the shares of class A common stock of Coty Parent, par value US$0.01 per share.

“Coty Parent Series B Preferred Stock” shall mean, with respect to Coty Parent, the preferred stock of Coty Parent designated as “Series B Convertible Preferred Stock”, par value US$0.01 per share.

“Coty Representative” shall mean Gordon von Bretten.

“Deed of Adherence” shall mean a deed of adherence substantially in the form set out in Schedule C or in such other form as shall be approved by all Shareholders, to be executed by any Person who becomes the holder of any Securities or other economic or equitable interests in Securities.

“Director” shall mean a member of the Board.

“Encumbrance” shall mean a mortgage, charge, pledge, lien, option, restriction, equity, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or other type of agreement or arrangement having similar effect.

“Equity Percentage” shall mean, on the date of determination, with respect to any Shareholder, a figure, expressed as a percentage, calculated by dividing (a) the aggregate number of Ordinary Shares of the Company then held by such Shareholder’s Shareholder Group by (b) the aggregate number of Ordinary Shares of the Company then outstanding, provided that if any New Securities are issued other than by way of a Dilutive Issuance, each Shareholder’s Equity Percentage shall be calculated excluding any such New Securities.

“Exit” has the meaning given to such term in the JVCo SHA.

“Fair Market Value” shall mean, for any Security as of any date or within any time period, the price that a willing buyer would pay for such Security, as a willing seller/issuer, in an arms’ length transaction on such date or within such time period, it being understood that the voting and economic rights associated with such Security shall be taken into consideration but no control premium, minority discount for illiquidity or other similar type of discount shall be taken into consideration.

“Governmental Authority” shall mean:

(a)

the government of any jurisdiction (or any political or administrative subdivision thereof), whether provincial, state or local, and any department, ministry, agency, instrumentality, court, central bank or other authority thereof, including without limitation any entity directly or indirectly owned or controlled thereby;

(b)	any public international organisation or supranational body and its institutions, departments, agencies and instrumentalities; or

(c)

any quasi-governmental or private body or agency lawfully exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory, licensing, competition, tax or other governmental or quasi-governmental authority, including any regulator of a regulated investment exchange.

“Group” shall mean the Company and its direct and indirect Subsidiaries, and “member of the Group” shall be construed accordingly.

“IFRS” shall mean International Financial Reporting Standards and International Accounting Standards, as adopted for use in the European Union.

“Imputed Underpayment Amount” shall mean any imputed underpayment within the meaning of Section 6225 of the IRC paid (or payable) by the Company as a result of an adjustment with respect to any Company item, including any interest or penalties with respect to any such adjustment.

“Information” shall mean the books and records of the Company and information relating to the Company and its properties, operations, financial condition, plans, budgets and affairs.

“Investor Returns” means, in respect of the KKR Member (together with its Permitted Transferees), an amount equal to the aggregate of:

(a)

on a Distribution, all amounts paid or distributed by or on behalf of the Company, directly or indirectly, in cash and/or non-cash to the KKR Member (together with its Permitted Transferees), including any redemptions of capital of, or cash dividends/yield paid on, such Shares (provided that any non-cash distributions shall only be taken into account in determining Investor Returns at the point on which such non-cash consideration is converted into cash consideration); and/or

(b)

on any Transfer (other than to a Permitted Transferee), the aggregate cash and/or non-cash consideration payable (or paid) to the KKR Member and/or its Permitted Transferees with respect to its Shares (provided that any non-cash consideration shall only be taken into account in determining Investor Returns at the point on which such non-cash consideration is converted into cash consideration), provided that (i) no sum shall be double counted when calculating the Investor Returns, (ii) all amounts and values taken into account when calculating the relevant Investor Returns shall be determined in USD on the date received (and where an amount or value is taken into account in calculating the return (or any part thereof) and is in a currency other than USD, such amount shall be converted into USD at the mid-point closing rate for exchanges between the relevant currency and USD on the Business Day for which that rate is so quoted on Bloomberg.com immediately prior to the date received), (iii) in the case of contingent consideration, such contingent consideration shall be taken into account in determining Investor Returns at the point in time at which the contingent consideration is actually paid in cash to the KKR Member or its Permitted Transferees, (iv) in the case of any deferred consideration, such deferred consideration shall only be taken into account in determining Investor Returns at the point in time at which the agreement relating to the deferred consideration completes in accordance with its terms and (v) no management or transaction fees, expenses, other advisory fees, board fees or the reimbursement of any expenses (or any payments similar to the foregoing) shall be taken into account.

“IPO” has the meaning given to such term in the JVCo SHA.

“IPO Entity” has the meaning given to such term in the JVCo SHA.

“IRC” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“IRR” means the internal rate of return (calculated on the basis of the actual date of investment and actual date of receipt of cash in accordance with the definition of Investor Returns) achieved by the KKR Member with respect to the KKR Member’s Investor Returns in relation to the Cash Invested, calculated using the XIRR function in Microsoft Excel.

“JAB Entities” shall mean each of JAB Holding Company S.à. r.l., JAB Consumer Fund SCA SICAR and Cottage Holdco B.V.

“JAB Group” shall mean, collectively as a group, (a) the JAB Entities and (b) any Person that (i) is organized by a JAB Entity or an Affiliate of a JAB Entity (including any other funds or investment entities established by the senior management of JAB Holding Company S.à r.l.), and (ii) directly or indirectly, is controlled by the JAB Entities, but excluding any operating portfolio companies of the foregoing.

“JVCo” shall mean (i) on or prior to the JVCo Reorganization, Rainbow JVCo, and (ii) following the completion of the JVCo Reorganization (if it occurs), New JVCo.

“JVCo Articles of Association” shall mean the articles of association of JVCo, as amended from time to time.

“JVCo New Securities” shall mean “New Securities” as defined in the JVCo SHA.

“JVCo Pro Rata Portion” shall mean the Company’s Pro Rata Portion (for these purposes, as defined in the JVCo SHA) of JVCo.

“JVCo Proposed Sale” shall mean “Proposed Sale” as defined in the JVCo SHA.

“JVCo SHA” shall mean (i) prior to the JVCo Reorganization, the amended and restated shareholders’ agreement relating to JVCo and the UK Divestco Group (as defined therein) between Rainbow Capital Group Limited (“Rainbow Capital”), Rainbow UK Bidco Limited and the Company dated as of the date hereof (the “Rainbow JVCo SHA”) and (ii) following the completion of the JVCo Reorganization (if it occurs), the shareholders’ agreement of New JVCo (which shall be in the form agreed by Coty and on the same terms as the Rainbow JVCo SHA, subject to changes to reflect the replacement of Rainbow JVCo with New JVCo and the effect of the JVCo Reorganization).

“JVCo Shares” shall mean (i) prior to the JVCo Reorganization, the Rainbow JVCo Shares, and (ii) following the completion of the JVCo Reorganization (if it occurs), the shares of New JVCo issued to the Company pursuant to the JVCo Reorganization.

“JVCo Securities” shall mean “Securities” as defined in the JVCo SHA.

“JVCo Tag-Along Right” shall mean “Tag-Along Right” as defined in the JVCo SHA.

“KKR Representative” shall mean Samuel Plotner.

“KKR Shareholder Group” shall mean the Shareholder Group of the KKR Member.

“Law” shall mean any applicable statute, law, rule, regulation, guideline, ordinance, code, policy or rule of common law issued, administered or enforced by any Governmental Authority, or any judicial or administrative interpretation thereof including the rules of any regulated investment exchange.

“New Securities” shall mean any newly issued Shares or any other Securities of the Company.

“Ordinary Shares” shall mean, collectively, the Class A Ordinary Shares and Class B Ordinary Shares.

“Organisational Documents” shall mean the memorandum and articles of association, by-laws or other organisational documents of the Company, as applicable.

“Permitted Transfer” shall mean (a) a Transfer to a Permitted Transferee in accordance with Clause 5.2 or (b) a Transfer pursuant to Clause 5.8.

“Permitted Transferee” of a Shareholder shall mean (a) any Affiliate of or successor entity to such Shareholder (provided that the RCGL Shareholder Group (as defined in the JVCo SHA) shall not be deemed an Affiliate of the KKR Member for this purpose), or (b) in the case of the KKR Member only, any investment fund, vehicle, holding company or similar entity for managed accounts with respect to which the Sponsor serves as a general partner, manager or advisor, or any successor entity of the Persons described in this sub-clause (b); provided, however, that in no event shall the Company or any of its Subsidiaries constitute a “Permitted Transferee”.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organisation.

“Preference Shares” shall mean the preference shares in the share capital of the Company, with the rights and subject to the restrictions set out in the Articles of Association.

“Pro Rata Portion” shall mean, with respect to any Shareholder Group: (a) in relation to any New Securities of the Company to be issued to a Shareholder in accordance with this Agreement, the Equity Percentage held by such Shareholder Group; and (b) in relation to any Proposed Sale which triggers the Tag-Along Right, on the date of determination, a figure expressed as a percentage, calculated by (i) dividing the number of Ordinary Shares of the Company which the Selling Shareholders propose to Transfer by (ii) the aggregate number of Ordinary Shares of the Company then held by the Selling Shareholders.

“Proposed Sale” shall, when used in the context of Clause 5.3 (Tag-Along Right), have the meaning set forth in Clause 5.3(a) and, when used in the context of Clause 5.4 (Drag-Along Right), have the meaning set forth in Clause 5.4(a).

“Proposed Transferee” shall mean, when used in the context Clause 5.3 (Tag-Along Right) or Clause 5.4 (Drag-Along Right), a proposed Transferee or Transferees (together with any of its or their Affiliates).

“Reorganisation Transactions” shall mean any action necessary or desirable (a) to liquidate, dissolve, wind up, merge or de-merge or to reorganise, recapitalise or otherwise restructure any member of the Group or the JVCo Group or one or more entities interposed above the JVCo Group and its subsidiaries and/or (b) to incorporate and/or interpose one or more companies into the Group or the JVCo Group structure (including the conversion or exchange of a member of the Group’s or the JVCo Group’s securities into securities of another legal entity that either mirrors the capital structure of such entity or that maintains the economic rights of the shareholders) or above JVCo or the Company and/or (c) in connection with an Exit, (i) to convert the legal form of JVCo or the Company into another legal form or (ii) to cause the Shareholders to exchange their Securities in the Company for equity interests in any member of the Group or the JVCo Group or an entity interposed above the JVCo or the Company in order for such entity to be the IPO Entity (as defined in the JVCo SHA).

“Representatives” shall mean each Affiliate of each Shareholder and each adviser to each such Shareholder or Affiliate and each of their respective directors, managers, officers, partners, principals, employees, professional advisers, general and limited partners and agents and any Director or Board Observer designated by such Shareholder pursuant to this Agreement.

“Securities” shall mean, collectively, Shares, shareholder loan or any other securities of the Company and any securities issued as a dividend in kind with respect to any of the foregoing and any securities of the Company issued in exchange therefor or upon any reclassification thereof, including, for the avoidance of doubt, any New Securities which have been issued and having the rights and being subject to the restrictions set out in this Agreement and the relevant instrument constituting such securities.

“Senior Representatives” shall mean the Coty Representative and the KKR Representative.

“Shareholder” shall mean a holder of Shares or Securities in the Company.

“Shareholder Group” shall mean, in respect of a Shareholder, collectively as a group, such Shareholder, each of its Permitted Transferees that holds Securities and each of its Affiliates that holds Securities as a result of such Shareholder nominating it to take up its Subscription Right under Clause 4.1(b).

“Shares” shall mean, collectively, the Ordinary Shares, the Preference Shares and any other shares of the Company.

“Sponsor” shall mean KKR Credit Advisors (US) LLC.

“Subsidiary” shall mean a Person that is Controlled directly or indirectly by another Person.

“Taxation Authority” shall mean any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world having authority in the assessment, collection or administration of tax.

“Tax Compliance Person” shall mean the Company or such other Person as designated by the KKR Member.

“Tax Return” shall mean all computations and returns relating to tax matters (and correspondence and documentation relating thereto).

“Tides Transaction Documents” has the meaning given to such term in the JVCo SHA.

“Transactions” shall mean the transactions contemplated by this Agreement.

“Transfer” shall mean any direct or indirect transfer, sale, assignment, pledge, Encumbrance, hypothecation or other disposition (including by way of contractual or other arrangement which transfers the economic risk and reward), either voluntarily or involuntarily, including pursuant to the creation of a derivative security, the grant of an option or other right (including in respect of any voting rights attached thereto), the imposition of a restriction on disposition or voting, by operation of law or by any disposition of any legal or beneficial interest in any parent holding company of the relevant Person and any agreement to do any of the foregoing; provided, however, that, notwithstanding anything to the contrary in this Agreement, (a) in the event that Coty ceases to be Controlled directly or indirectly by Coty Parent, such event shall be deemed to constitute a Transfer subject to the restrictions contained or referenced herein; (b) a Transfer shall not include the redemption or other acquisition of Securities by the Company from each Shareholder on a pro-rata basis; (c) with respect to the KKR Shareholder Group, a Transfer shall not include the creation of any Encumbrance over any Securities where any such Person (or in the case of a Person who is a fund, the operator, manager or custodian thereof) enters into a third party debt facility in connection with which it grants Encumbrances to the relevant lenders; and (d) with respect to the KKR Shareholder Group, any direct or indirect transfer, sale, assignment, exchange or any other disposition by a partner, member or other equity holder of a Shareholder to another Person, of any partnership or membership interest or other equity security of such Shareholder that does not result in the Person Controlling such Shareholder or a Permitted Transferee thereof to cease to Control such Shareholder, shall not be deemed to constitute a Transfer subject to the restrictions on Transfer contained or referenced herein.

“Transferee” shall mean a Person to which a Transfer is made.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States.

“U.S. Treasury Regulations” shall mean the U.S. federal income tax regulations promulgated under the IRC, as such regulations may be amended from time to time (it being understood that all references herein to specific sections of the regulations shall be deemed also to refer to any corresponding provisions of succeeding regulations).

“Voting Stock” shall mean, with respect to Coty, the Coty Parent Common Stock, the Coty Parent Series B Preferred Stock and any other Capital Stock of Coty Parent having the right to vote generally in any election of directors of the Board of Coty Parent.

“Winding Up” shall mean a voluntary or involuntary distribution pursuant to a winding up, dissolution or liquidation of the Company.

(b) As used in this Agreement, each of the following capitalised terms shall have the meaning ascribed to it in the Clause set forth opposite such term below:

Term	Clause
Acceptance Period	Clause 5.3(c)
Acquisition	Recitals
Alternate Director	Clause 3.3(d)
Authorised Recipients	Clause 8.2(a)
Call Notice	Clause 8.4(c)
Call Right	Clause 8.4(c)
Claims	Clause 6.1(a)
Closing	Recitals
Confidential Information	Clause 8.2(a)
Coty	Preamble

Term	Clause
Coty JVCo Partnership Interests	Recitals
Coty JVCo Shares	Recitals
CRS	Clause 8.1(a)
Deemed Sold Partnership Interests	Recitals
Default	Clause 9.4
Default Cure Period	Clause 9.4
Default Notification	Clause 9.4
Defaulting Shareholder	Clause 9.4
Dilutive Issuance	Clause 4.1(b)
Distribution	Clause 8.4(a)
Drag-Along Notice	Clause 5.4(b)
Drag-Along Right	Clause 5.4(a)
Dragged Shareholders	Clause 5.4(a)
Dragging Shareholders	Clause 5.4(a)
FATCA	Clause 8.1(a)
Indemnitees	Clause 6.1(a)
IRR Measurement Date	Clause 8.4(b)
JVCo	Recitals
JVCo Group	Clause 3.10(a)
JVCo Shares	Recitals
KKR JVCo Shares	Recitals
KKR Member	Preamble
Loan	Recitals
Losses	Clause 6.1(a)
Maximum Return	Clause 8.4(b)
Max Return Trigger Transaction	Clause 8.4(b)
Non-Recourse Party	Clause 9.11(c)
Parties	Preamble
Profit Share	Clause 8.4(a)
PFIC	Clause 8.1(e)(i)(D)
Permitted Pledge	Clause 5.2(b)
Related Rights	Clause 5.2(a)
Reserved Matters	Clause 3.9
Selling Shareholders	Clause 5.3(a)
Share Purchase Agreement	Recitals
Shareholder Contributed Assets	Clause 8.7(a)(i)
Shareholder Directly Contributed Assets	Clause 8.7(a)(i)

Term	Clause
Substituted Basis Assets	Clause 8.7(a)(i)
Tag-Along Notice	Clause 5.3(b)
Tag-Along Offer	Clause 5.3(c)
Tag-Along Right	Clause 5.3(a)
Tag-Along Sellers	Clause 5.3(b)
Tagging Shareholder	Clause 5.3(b)
Tax Advances	Clause 8.1(b)
Tax Indemnified Shareholder	Clause 8.1(b)
Tax Information	Clause 8.2(c)

1.2 Interpretation.

(a) Unless the context otherwise requires, words and expressions defined in the Articles of Association and words and expressions defined in or having a meaning provided by the Companies Act shall have the same meaning in this Agreement, including, references to a “company”, “holding company”, “subsidiary”, “parent undertaking”, “group undertaking” and “subsidiary undertaking”.

(b) Whenever the words “include”, “includes” or “including” “in particular” or any similar expressions are used in this Agreement they shall be construed as illustrative and shall be deemed to be followed by the words “without limitation” and shall not limit the sense of the words preceding those expressions.

(c) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) Unless the context otherwise requires, or as expressly defined otherwise, in this Agreement:

(i)

references to any document shall be deemed to be to that document as may be amended, supplemented, novated or replaced from time to time (with such consents as may be required pursuant to the terms of this Agreement);

(ii)	any reference to a regulatory body or agency shall be deemed to include any successor of such regulatory body or agency and shall be construed as a reference to the same;

(iii)	any time or date shall be construed as a reference to the time or date prevailing in New York, New York;

(iv)	if a Director appoints a proxy Director in accordance with Clause 3.3(e), any reference to a Director shall be deemed to be a reference to his proxy Director; and

(v)	a reference to any Party or any party to any other agreement or document shall include such Party’s or party’s successors and permitted assignees.

(f) Unless otherwise specifically provided, a reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, except where the context requires otherwise.

(g) The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

(h) The headings in this Agreement are for convenience only and shall not affect its meaning. References to a Clause, sub-clause, Schedule or paragraph are (unless otherwise stated) to a Clause and sub-clause of this Agreement, a Schedule to this Agreement and to a paragraph of the relevant Schedule to this Agreement.

(i) References to “to the extent” shall be construed as “if, but only to the extent”.

ARTICLE II

IMPLEMENTATION MATTERS

2.1 Conflicts or Inconsistencies. In all events, this Agreement will govern and prevail as among the Parties in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Organisational Documents of the Company, provided that if necessary, the Parties will exercise all their voting rights and other rights and powers available to them to procure (so far as it is able to do so) any required amendment to such Organisational Documents as soon as possible to remove such conflict or inconsistency and reflect the principles set forth in this Agreement, to the extent permitted or required by Law.

2.2 Effectuating the Intent of the Parties. Each Party shall take all action in its power and authority as a shareholder of the Company and, if applicable, vote the shares of the Company and instruct (subject to their fiduciary duties) its designees on the Board and on any committees thereof to exercise their voting rights on each such body in a manner consistent with the rights and obligations of the Parties under this Agreement so as to effectuate and preserve the intent of the Parties as set out herein and satisfy any applicable requirements thereto.

2.3 Collective Parties. In the event of a Party (other than the “Shareholders”) which is defined by a collective defined term herein (i.e., comprises multiple entities but is represented by one defined term), the rights of such Party under this Agreement may be exercised by any such constituent entity and the other Parties shall be entitled to rely on such constituent entity as the authorised representative of all constituent entities. Notice delivered to such a Party pursuant to Schedule A shall be deemed effective if properly delivered to any of its constituent entities.

2.4 Applicable Law. The Parties acknowledge that in certain instances a provision of this Agreement may not be enforceable or that its enforceability may be limited by Law. Nevertheless, the Parties agree that they intend to be bound by the terms of this Agreement and, if any provision is held to be unenforceable, the Parties agree to use their commercially reasonable endeavours to implement an alternative enforceable mechanism that would effect, as closely as possible, the intent of the Parties as reflected in or provided by the unenforceable provision. Moreover, each Party agrees that, if any corporate formality or other procedure is not expressly mandated by Law or the provisions of this Agreement to be taken by the Parties, but the enforceability of any provision of this Agreement would be enhanced if the Parties act in accordance with such corporate formality or other procedure, then each Party shall act in accordance with such corporate formality. Topco shall not be bound by any provision of this Agreement to the extent that it constitutes an unlawful fetter on any statutory power of Topco. This shall not affect the validity of the relevant provision as between the other parties to this Agreement or the respective obligations of the other parties as between themselves.

ARTICLE III

GOVERNANCE

3.1 Shareholder Meetings.

(a) Subject to Clause 3.9, unless a different majority is required by Law, shareholder decisions will be made by the shareholders of the Company by a majority vote of the Class A Ordinary Shares.

3.2 Composition of the Board.

(a) The Board shall initially consist of such number of Directors as determined by the KKR Member in its sole discretion. KKR Member shall at all times have the right to appoint all of the Directors of the Board (and any committee thereof).

(b) Any Director of the Board may be removed (with or without cause), and a substitute Director appointed, from time to time and at any time, solely as determined by the KKR Member, upon written notice to the Company.

3.3 Proceedings, Quorum and Acts of the Board.

(a) The Directors of the Company shall have full and complete discretion to manage and control the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as they deem necessary or appropriate to accomplish the purposes of the Company.

(b) Meetings of the Board shall be called at the written request of any Director of the Company. Such written notice shall be sent at least one (1) Business Day prior to the date set for the meeting (except in cases of urgent need) by electronic mail, at such times and at such places as shall from time to time be determined by the Board or the chairman thereof (if any), as applicable.

(c) At all duly called meetings of the Board, Directors holding a majority of the total number of votes on the Board (taking into account any proxy held by a Director on behalf of another Director as provided in Clause 3.3(e) below) shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. No action may be taken by the Board thereof under this Agreement or the Companies Act at a meeting unless a quorum is present at such meeting. No action may be taken by the Board thereof under this Agreement or the Companies Act without the consent of Directors holding a majority of the votes on the Board.

(d) Subject to any compulsory supplementary requirements of Law, a Director may appoint another Director as his replacement (an “Alternate Director”) for any specified meetings of the Board by serving written notice of such appointment on the Company. Such replacement may exercise the votes of, and otherwise have the same rights and obligations as, the Director who appointed him and such appointing Director may direct his replacement on how to exercise such votes.

(e) Each director may confer a proxy to another Director to attend and vote at any meetings of the Board on their behalf.

3.4 Committees. The Board may create any committee thereof as the Board deems necessary, appropriate or desirable from time to time. The KKR Member shall be entitled to designate the representatives of any such committee. The provisions of Clause 3.3 shall apply to any committees mutatis mutandis.

3.5 Electronic Communications. Subject to Law, Directors of the Board or committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear and speak to each other and such participation in a meeting shall constitute presence in person at the meeting.

3.6 Action by Consent. Subject to any applicable Law, any action required or permitted to be taken at any meeting of the Board, or any committee thereof or by the shareholders of the Company may be taken without a meeting (including without a meeting pursuant to Clause 3.5) and without a vote, if a consent or consents in writing, or written resolutions, setting forth the action so taken, shall be signed by such number of Directors whose votes would be required to pass the relevant resolution at a meeting of the Board or by the relevant shareholders whose votes would be required to pass the relevant resolution at a general meeting, as applicable; provided that no action by written consent shall be taken in respect of a Reserved Matter that requires the consent of Coty, without the prior written consent of Coty.

3.7 Officers. The Board may appoint one or more officers (the “Officers”) and/or authorized signatories to perform such duties and to carry out such functions, including the execution of agreements, undertakings, certificates, instruments and other documents, for and on behalf of the Company as shall be determined from time to time by the Board, except as otherwise set forth herein. Any number of offices may be held by the same Person. Unless the Board decides otherwise, if a title assigned to a Person is one commonly used for officers of a Delaware corporation, the assignment of such title shall constitute the delegation to such Person of the authorities and duties that are customarily associated with that office under the Delaware General Corporation Law. Any delegation pursuant to this Clause 3.7 may be revoked at any time by the Board. An Officer may be removed with or without cause at any time by the Board. The Officers of the Company shall have the power and authority to execute and deliver instruments and other documents in the name and on behalf of the Company, and the execution and delivery in the name and on behalf of the Company of any instrument or other document by any Officer of the Company shall be necessary to bind the Company with respect to such instrument or other document unless otherwise authorized by resolution of the Board.

3.8 Board Observer. Coty shall have the right to designate one individual as a non-voting observer to the Board (the “Board Observer”) for so long as Coty holds any Class B Ordinary Shares. The initial Board Observer shall be Gordon von Bretten. The Board Observer may only be removed and replaced with the prior written consent of Coty, and Coty shall have the sole authority to remove or replace its appointed Board Observer at any time for any or no reason; provided that any such Board Observer shall be acceptable to the KKR Member (acting reasonably). The Board Observer shall be entitled to attend meetings of the Board or any of its committees and to receive all information and notices provided to any of the Directors and at the same time; provided, that (a) the Board Observer shall not be entitled to vote on any matter submitted to the Board or any of its committees nor to offer any motions or resolutions to the Board or such committees; (b) the Company may withhold information or materials from the Board Observer and exclude such Board Observer from any meeting or portion thereof if, as determined by the Board in good faith, access to such information or materials or attendance at such meeting would be expected to (i) violate Law, an applicable outstanding order, judgment, injunction, ruling writ or decree of any Governmental Authority or obligation of confidentiality owing to a third party, (ii) jeopardise the protection of an attorney-client privilege, attorney work product protection or other legal privilege (provided, however, that the Company shall use reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney-client privilege, attorney work product protection or other legal privileges), or (iii) result in a conflict of interest; provided that in each case, any such limitation shall apply only to such portion of such material or meeting that contains the subject matter giving rise to such limitation and not to any other portion thereof; and (c) the Board Observer shall be subject to the same obligations as Directors with respect to confidentiality (and shall provide, prior to attending any meetings or receiving any information or materials, such agreements, undertakings or assurances to such effect as may be requested by the Company). For the avoidance of doubt, the absence of the Board Observer from any meeting shall not affect the validity of any action taken by the Board or committee thereof. The rights to designate a Board Observer hereunder is personal to Coty and may not be Transferred or assigned except to a Permitted Transferee of Coty.

3.9 Coty Consent Rights. Notwithstanding anything to the contrary herein, for so long as Coty at such time holds any Class B Ordinary Shares, the Company shall not take any of the actions set forth in Schedule B (the “Reserved Matters”) or Clause 4.1 without the prior written consent of Coty.

3.10 Information Rights of the Shareholders.

(a) The KKR Member shall have, and the Company shall provide the KKR Member or its designated Representative with access, to all Information regarding the Company and any other information which the KKR Shareholder Group may reasonably require for the purpose of monitoring its investment in the Company and its indirect investment in JVCo and its direct and indirect Subsidiaries (the “JVCo Group”).

(b) For so long as Coty at such time holds Securities, Coty shall be entitled to and the Company shall provide it with: (i) the quarterly unaudited accounts of the JVCo Group promptly upon receipt thereof from JVCo; and (ii) the annual audited accounts of the JVCo Group promptly upon receipt thereof from JVCo. For so long as Coty at such time holds Securities, to the extent required to satisfy Coty’s public reporting requirements, Coty shall be entitled to require that the Company exercise its rights under Clause 3.12(c) of the JVCo SHA to request the accounts to be provided by the JVCo in accordance with the foregoing clauses (i) and (ii) be provided (at the cost of Coty) together with a reconciliation from IFRS to US GAAP. In addition, for so long as Coty at such time holds Securities, Coty shall be entitled to such information reasonably required by Coty to comply with the rules of the U.S. Securities and Exchange Commission and to the extent such information relates to the JVCo Group, the Company shall request such information of JVCo pursuant to Clause 3.12 of the JVCo SHA and shall deliver such information to Coty promptly upon receipt thereof from JVCo.

(c) The Company shall promptly provide each Shareholder with copies of any notices or other information provided by JVCo to the Company or its designated Representatives pursuant to the JVCo SHA concerning the JVCo Group.

(d) The Company shall not be obligated to provide such access or materials if the Board determines, in its reasonable judgment, that doing so would be expected to (i) violate Law, an applicable outstanding order, judgment, injunction, ruling writ or decree of any Governmental Authority or obligation of confidentiality owing to a third party, (ii) jeopardise the protection of an attorney-client privilege, attorney work product protection or other legal privilege (provided, however, that the Company shall use reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney-client privilege, attorney work product protection or other legal privileges), or (iii) expose the Company to risk of liability for disclosure of personal information (provided, however, that the Company shall use reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the disclosure of protected personal information); and provided further that the Parties shall use their commercially reasonable efforts to disclose such information in a manner that would not violate the foregoing.

(e) The Parties acknowledge and agree (i) that the Directors and Board Observers shall be entitled to disclose any information (other than commercially sensitive information) he or she receives in his or her capacity as Director from the Company to officers, directors, members, employees and representatives of the KKR Member or Coty (as applicable), its equityholders and their respective Affiliates and (ii) to the internal use thereby of any information received from the Company (including any information received by the Company with respect to the JVCo Group), subject, however, to such Person maintaining adequate procedures to prevent such information from being used in connection with the purchase or sale of Securities of the Company in violation of Law.

ARTICLE IV

ISSUANCES OF NEW SECURITIES

4.1 New Issuances.

(a) Subject to Clause 4.1(b), the Company may not issue any New Securities without the prior written consent of Coty, and in circumstances where Coty does consent to an issuance of New Securities, such issuance shall be subject to Clause 4.2 unless otherwise agreed upon by the Parties; provided that in such circumstance, Coty’s Equity Percentage (calculated immediately prior to such issuance of New Securities) shall not be diluted.

(b) In the event of an issuance of JVCo New Securities triggering the Company’s rights under Clause 4.1 of the JVCo SHA, Clause 4.2 shall not apply and the Company shall (i) provide written notice to each Shareholder within three (3) Business Days following receipt by the Company of a written notice as set out in Clause 4.1(a) of the JVCo SHA and (ii) shall pass through all rights to participate in such offering to the Shareholders such that each Shareholder shall have the right, by written notice to the Company at any time until the day that is one (1) Business Day prior to the end of the Subscription Period (for these purposes, as such term is defined in the JVCo SHA), to direct the Company to purchase a number of JVCo New Securities up to its Pro Rata Portion of the Company’s JVCo Pro Rata Portion of any such JVCo New Securities. In the event that any of the Shareholders elect to indirectly participate in such issuance of JVCo New Securities, the Company shall issue Securities that in the aggregate have an equivalent value to the JVCo New Securities that are being issued to the Company to each Shareholder in accordance with the elections made pursuant to the prior sentence; provided that to the extent Coty does not exercise such right under this Clause 4.1(b) with respect to its Pro Rata Portion, then Coty’s Equity Percentage (calculated immediately prior to such issuance of New Securities) will be diluted accordingly (such issuance of New Securities, a “Dilutive Issuance”).

4.2 Preemptive Rights.

(a) If the Company proposes to issue any New Securities to any Shareholder (other than any other member of the Group and other than an issuance pursuant to Clause 4.1(b)), the Company shall deliver to each Shareholder a written notice of such proposed issuance at least 15 Business Days prior to the date of the proposed issuance (the period from the effectiveness of such notice pursuant to Clause 9.3 until the date of such proposed issuance, the “Subscription Period”). Such written notice shall set out the relevant entitlement of each Shareholder for each class of New Securities, the proposed subscription price per security for each class of New Securities (as determined in accordance with Clause 4.3 (the “Subscription Price”)) and the aggregate Subscription Price for each such entitlement.

(b) Each Shareholder (a “Participating Shareholder”) shall have the option, exercisable at any time during the first 10 Business Days of the Subscription Period, by delivering written notice to the Company and on the same terms as those of the proposed issuance of such New Securities to each other Person, to subscribe for (or to nominate any Person that would be eligible to be its Permitted Transferee to subscribe on its behalf for, subject to such nominee adhering to the terms of this Agreement) any number of such New Securities up to such Participating Shareholder’s Pro Rata Portion of any such New Securities (rounded to the nearest unit number) (“Subscription Right”). If a Shareholder fails to deliver a notice referred to in this Clause 4.2(b) for the offered New Securities within the 10 Business Day period referred to in this Clause 4.2(b), any rights which such Shareholder may have had to subscribe for any of such offered New Securities shall be extinguished.

(c) In the event that any Participating Shareholder elects to purchase less than the maximum number of New Securities for which it may subscribe pursuant to Clause 4.2(b), the Company shall deliver to each other Participating Shareholder a written notice thereof not later than the 10th Business Day of the Subscription Period, including the number of New Securities which were subject to the Subscription Right and were not elected to be subscribed for by the declining Shareholder and such Participating Shareholders may subscribe for such New Securities before the expiration of the Subscription Period.

(d) If less than all of the offered New Securities are subscribed for during the Subscription Period, then on the expiry of the Subscription Period the Company shall have the option to: (i) complete a portion of the offering within 60 Business Days from the date of the notice referred to in Clause 4.2(a) for such number of offered New Securities subscribed for by the Participating Shareholders only or (ii) not to complete the offering and give notice of cancellation of the offering to the Shareholders.

4.3 Determination of Subscription Price of New Securities. The Subscription Price for any issuance of New Securities under Clause 4.1(b) or Clause 4.2 shall be equal to the Fair Market Value per security of such class of New Securities as determined in good faith by the Board, based on such valuation methodologies and analyses as the Board deems appropriate (provided that no Security shall be issued at a price below its nominal value). The price determined by the Board shall be final.

4.4 Excepted Issuances. The Shareholders agree that the provisions of this Article IV shall not apply to (i) the issuance of New Securities pursuant to the terms of options or convertible or exchangeable securities or other similar securities which have been issued, sold or granted in compliance with this Article IV; and (ii) the issuance of New Securities in connection with any pro rata share subdivision or pro rata share capitalization or any Reorganisation Transaction (provided that in each case the Company will consider in good faith the reasonable tax requirements of the Shareholders); provided that in such circumstances, Coty’s Equity Percentage (calculated immediately prior to such issuance of New Securities) shall not be diluted.

4.5 Further Assurance in respect of issuance of New Securities. Subject to the other provisions of this Article IV, each Party shall take or cause to be taken all such actions as may be necessary in order to expeditiously issue New Securities pursuant to the terms of this Agreement, including: executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities, voting its Securities in favour of any such issuance of New Securities (including shareholders’ resolutions) or granting proxies to vote in favour or executing consents to such issuance of New Securities; and otherwise cooperating with the relevant parties.

ARTICLE V

TRANSFERS

5.1 General Prohibition.

(a) No Shareholder may Transfer any Securities or other economic or equitable interests in any Security except as expressly permitted by this Agreement.

(b) All Transfers of Securities must comply with this Agreement, including this Article V. Any purported Transfer of Securities or other economic or equitable interests in Securities in violation of this Agreement shall be null and void, and the Company shall not in any way give effect to any such impermissible Transfer.

(c) Without prejudice to any other remedies available, where a Shareholder breaches this Article V or a Shareholder or an Affiliate of a Shareholder causes a breach of this Article V (in each case, other than the KKR Member or one of its Affiliates), the relevant Shareholder (and to the extent any Transferee has become a Party, that new Shareholder) shall cease to have any voting, Reserved Matter or other governance rights under Article III (to the extent applicable).

5.2 Permitted Transfers; Permitted Pledges. Notwithstanding any other provision in this Agreement:

(a) any Shareholder may at any time Transfer any or all of the Securities (and rights to subscribe or acquire any of the Securities and any other rights in respect of the Securities, in each case, arising under this Agreement (the “Related Rights”)) held by it to one or more of its respective Permitted Transferees; provided that such Permitted Transferee becomes a party to this Agreement by executing and delivering a Deed of Adherence; and

(b) any Shareholder may at any time and from time to time grant a charge, mortgage or pledge of such Securities and Related Rights granted to secure any indebtedness of the relevant Shareholder from a bank or other financial institution (a “Permitted Pledge”) over any or all of the Securities and Related Rights held by it.

5.3 Tag-Along Right.

(a) Other than pursuant to (i) a Transfer, in respect of which a Drag-Along Notice has been served pursuant to Clause 5.4(b) or (ii) a Permitted Transfer or a Transfer pursuant to a Permitted Pledge (including in connection with an exercise of remedies in respect thereof) under Clause 5.2, if the KKR Shareholder Group (the “Selling Shareholders”) proposes to Transfer any Ordinary Shares (a “Proposed Sale”), then each Shareholder shall be entitled to participate in such Proposed Sale up to the Pro Rata Portion of the Ordinary Shares held by that Shareholder at the same time and on the same economic terms and conditions (including as to price) as the Selling Shareholders under such Proposed Sale (the “Tag-Along Right”).

(b) In the event of a Proposed Sale which triggers the Tag-Along Right, the Selling Shareholders shall furnish to each other Shareholder a written notice of such Proposed Sale pursuant to the Tag-Along Right (the “Tag-Along Notice”) no later than 20 Business Days prior to the anticipated closing date of such Proposed Sale and such written notice may be served prior to definitive documentation being entered into in respect of the Proposed Sale. The relevant Tag-Along Notice will include:

(i)

(A) the number of Ordinary Shares proposed to be Transferred by the Selling Shareholders, (B) the proposed price per Security (which shall be the same price per Ordinary Share as the Selling Shareholders are receiving, subject to the Maximum Return, if applicable) and form of consideration to be received by the Selling Shareholders per Security (as applicable) (and if such consideration consists in part or in whole of assets other than cash, a good faith estimate of the Fair Market Value of such non-cash consideration and relevant information relating to such non-cash consideration); (C) to the extent known, the identity of the Proposed Transferee(s); (D) to the extent known, the expected closing date of the proposed Transfer; and (E) to the extent known, a summary of any other material terms and conditions of the Proposed Sale; and

(ii)

an invitation to each Shareholder to make an offer in respect of the Tag-Along Right (any such Shareholder who elects to make such an offer pursuant to the relevant Tag-Along Notice being a “Tagging Shareholder” and, together with the Selling Shareholders, the “Tag-Along Sellers”) to include in the Proposed Sale the number of Ordinary Shares held directly or indirectly by such Tagging Shareholder determined as set out in Clause 5.3(c) below.

(c) Each Tagging Shareholder wishing to exercise the Tag-Along Right must, within 10 Business Days following delivery of the Tag-Along Notice (the “Acceptance Period”), deliver a notice (the “Tag-Along Offer”) to the Selling Shareholders indicating its desire to exercise its rights and specifying the number of Ordinary Shares it desires to Transfer. To the extent the aggregate number of Ordinary Shares proposed to be Transferred pursuant to a Proposed Sale is greater than the total number of Ordinary Shares the Proposed Transferee is willing to purchase, then the number of Ordinary Shares to be Transferred by each Tag-Along Seller shall be reduced pro rata to its holding of Ordinary Shares relative to the holdings of the other Tag-Along Sellers so as to permit the Tag-Along Sellers to sell the number of Ordinary Shares that the Proposed Transferee is willing to purchase.

(d) The offer of each Tagging Shareholder contained in such Tagging Shareholder’s Tag-Along Offer shall be unconditional and irrevocable and such Tagging Shareholder shall be bound and obligated to Transfer in the Proposed Sale, in accordance with this Clause 5.3, on the same economic terms and conditions with respect to each Security Transferred as the Selling Shareholders and upon the other terms set forth in the Tag-Along Notice, up to such number of Ordinary Shares as such Tagging Shareholder shall have specified in its Tag-Along Offer (or as reduced in accordance with this Clause 5.3). Notwithstanding the foregoing, no Tagging Shareholder shall be entitled to Transfer its Ordinary Shares pursuant to a Tag-Along Right conferred pursuant to this Clause 5.3 in the event that, notwithstanding delivery of a Tag-Along Offer pursuant to this Clause 5.3, the Selling Shareholders fail to consummate the Transfer of Ordinary Shares which gave rise to such Tag-Along Right.

(e) The Selling Shareholders shall, in their sole discretion, decide whether to or not to pursue, consummate, postpone or abandon any Proposed Sale and the terms and conditions thereof, provided that such Proposed Sale may only be made if completed within 60 Business Days of the expiry of the Acceptance Period (or, where any anti-trust, regulatory or other third party conditions are required to be satisfied before the Proposed Sale can be completed, by the long-stop date for the satisfaction of such conditions in the Proposed Sale documentation). No Shareholder or any Affiliate of such Shareholder shall have any liability to any other Shareholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such proposed Transfer except to the extent such Shareholder shall have failed to comply with the provisions of this Clause 5.3.

(f) Each Shareholder who does not make a Tag-Along Offer in compliance with the above requirements, including the time period, shall be deemed to have waived all of such Shareholder’s rights with respect to such Proposed Sale, and the Tag-Along Sellers shall thereafter be free to Transfer up to such number of their Ordinary Shares as was specified in the Tag-Along Notice and the Ordinary Shares in respect of which a Tag-Along Offer has been made pursuant to and in compliance with this Clause 5.3 to the Proposed Transferee, for the same form of consideration, at a price no greater than the price set forth in the Tag-Along Notice and on other terms and conditions which are not more favourable in the aggregate to the Tag-Along Sellers than those set forth in the Tag-Along Notice.

(g) In connection with any such Proposed Sale, each Tagging Shareholder participating in such Transfer must agree to make the same representations, warranties, covenants, undertakings and indemnities as the Selling Shareholders agree to make in connection with such Transfer; provided that, (i) a Tagging Shareholder shall not be required to give any business warranties in connection with the Proposed Sale; (ii) in no event shall any Tagging Shareholder be required to enter into any non-compete, non-solicit or similar covenant in connection with such Transfer; (iii) no such Tagging Shareholder shall be required to make representations and warranties or covenants or provide undertakings or indemnities as to any other Tag-Along Seller; (iv) no Tagging Shareholder shall be liable for the breach of any covenant by any other Tag-Along Sellers; and (v) notwithstanding anything in this Clause 5.3(g) to the contrary, (y) any liability relating to representations, warranties and covenants (and related indemnities) and other undertakings or indemnification obligations regarding the business of the Company assumed in connection with the Transfer, and (z) any distribution to the Tag-Along Sellers of any amount placed in escrow or subject to holdback in connection with such Transfer that has been released from such escrow or holdback or in respect of any earn out or other delayed or deferred payment, shall be shared by or made to, as the case may be, each such Tag-Along Seller pro rata in proportion to (and shall not exceed) the aggregate proceeds received by such Tag-Along Seller in the proposed Transfer.

(h) Each Tag-Along Seller shall be responsible for its proportionate share of costs and expenses incurred for the benefit of all Tag-Along Sellers in connection with the Proposed Sale, and any indemnities, holdbacks, escrows and similar items relating to the consummated proposed Transfer (other than those that relate to representations or indemnities concerning a shareholder’s valid ownership of the Ordinary Shares held by it free and clear of all liens, claims and Encumbrances or a Shareholder’s authority, power and legal right to enter into and consummate a sale and purchase or merger agreement or ancillary document), based on the gross proceeds received or to be received in such Proposed Sale, to the extent not paid or reimbursed by the Proposed Transferee or Company.

(i) If the Proposed Sale is not completed within the period set out in Clause 5.3(e) above, the Selling Shareholders shall promptly return to the Tag-Along Sellers all documents (if any) previously delivered in respect of the Proposed Sale, and all the restrictions on Transfer contained in this Agreement with respect to Ordinary Shares held or owned by the Shareholders shall once again be in effect.

5.4 Drag-Along Right

(a) If the KKR Shareholder Group (the “Dragging Shareholders”) intends to Transfer Ordinary Shares to unaffiliated bona fide third party or a group of unaffiliated bona fide third parties acting in concert, in each case on arm’s length terms, (other than to a Permitted Transferee) which would result in the Proposed Transferee (together with any of its Affiliates) holding an Equity Percentage of 50% or more (a “Proposed Sale”), such Dragging Shareholders may, at their option and subject to the provisions of Clause 5.4(d), require the other Shareholders (“Dragged Shareholders”) to participate in the Proposed Sale and Transfer all the Ordinary Shares held by the Dragged Shareholders to the Proposed Transferee at the same time and on the same economic terms and conditions (including as to price) as the KKR Member under such Proposed Sale (the “Drag-Along Right”).

(b) If the Dragging Shareholders wish to exercise their Drag-Along Right and require the participation of the Dragged Shareholders as provided herein, the Dragging Shareholders shall furnish to each Dragged Shareholder a written notice of such Proposed Sale pursuant to the Drag-Along Right (the “Drag-Along Notice”) no later than 20 Business Days prior to the anticipated closing date of such Proposed Sale, which shall be accompanied by all definitive documentation required to be entered into by the Dragged Shareholders in respect of the Proposed Sale. The relevant Drag-Along Notice will include: (A) the number of Securities to be transferred by the Dragging Shareholders; (B) the proposed price per Ordinary Share (which shall be calculated as if the Proposed Sale has occurred by way of a sale of all Securities on such date and the proceeds of which will be allocated between the classes of Securities in accordance with Clause 8.4 (and if such consideration consists in part or in whole of assets other than cash, a good faith estimate of the Fair Market Value of such non-cash consideration and relevant information, if available, relating to such non-cash consideration); (C) to the extent known, the identity of the Proposed Transferee(s); (D) to the extent known, the expected closing date of the proposed Transfer; and (E) to the extent known, a summary of any other material terms and conditions of the proposed Transfer.

(c) Each Dragged Shareholder shall, upon receipt of a Drag-Along Notice, be obligated to (i) participate in the Proposed Sale and sell or otherwise Transfer all the Ordinary Shares held by the Dragged Shareholder; (ii) to vote its Ordinary Shares in favour of the Proposed Sale at any meeting of the Shareholders called to vote on or approve the Proposed Sale and Transfer and/or consent in writing to the proposed Transaction; (iii) waive all dissenters’ or appraisal rights in connection with the Proposed Sale and enter into agreements relating to the Proposed Sale; and (v) take all reasonable actions in connection with the consummation of the Proposed Sale and the Transfer as may be requested by the Dragging Shareholders. In connection with any such Transfer, each Dragged Shareholder must agree to make the same representations, warranties, covenants, undertakings and indemnities as the KKR Member agrees to make in connection with such Transfer; provided that, unless otherwise agreed by such Dragged Shareholder, (A) a Dragged Shareholder shall not be required to give any business warranties in connection with the Proposed Sale; (B) in no event shall any Dragged Shareholder be required to enter into any non-compete, non-solicit or similar covenant in connection with such Transfer; (C) no such Dragged Shareholder shall be required to make representations and warranties or covenants or provide undertakings or indemnities as to any other Shareholder; (D) no Dragged Shareholder shall be liable for the breach of any covenant by any other Shareholder; and (E) notwithstanding anything in this Clause 5.4(c) to the contrary, (y) any liability relating to representations, warranties and covenants (and related indemnities) and other undertakings or indemnification obligations regarding the business of the Company assumed in connection with the Transfer, and (z) any distribution to the Shareholders of any amount placed in escrow or subject to holdback in connection with such Transfer that has been released from such escrow or holdback or in respect of any earn out or other delayed or deferred payment, shall be shared by or made to, as the case may be, each such Shareholder pro rata in proportion to (and shall not exceed) the aggregate proceeds received by each Shareholder in the proposed Transfer.

(d) The obligations of the Dragged Shareholders pursuant to this Clause 5.4 are subject to the satisfaction of the following conditions:

(i)

upon the consummation of the proposed Transfer, the Dragged Shareholders shall receive for each of its Ordinary Shares being sold, the same consideration the Dragging Shareholders receive for each of its Ordinary Shares being sold; and

(ii)

each Dragged Shareholder will be responsible for its proportionate share of costs and expenses incurred for the benefit of all Shareholders (including the Dragging Shareholders) in connection with a consummated proposed Transfer, and any indemnities, holdbacks, escrows and similar items relating to the consummated proposed Transfer (other than those that relate to representations or indemnities concerning a shareholder’s valid ownership of the Ordinary Shares held by it free and clear of all liens, claims and Encumbrances or a Shareholder’s authority, power and legal right to enter into and consummate a sale and purchase or merger agreement or ancillary document), based on the gross proceeds received or to be received in such proposed Transfer, to the extent not paid or reimbursed by the Proposed Transferee or the Company.

(e) The Dragging Shareholders shall, in their sole discretion, decide whether to or not to pursue, consummate, postpone or abandon any proposed Transfer and the terms and conditions thereof, provided that such Proposed Sale may only be made if completed within 60 Business Days of the expiry of the date upon which the Drag-Along Notice is served (or, where any anti-trust, regulatory or other third party conditions are required to be satisfied before the Proposed Sale can be completed, by the long-stop date for the satisfaction of such conditions in the Proposed Sale documentation). No Shareholder or any Affiliate of such Shareholder shall have any liability to any other Shareholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such proposed Transfer except to the extent such Shareholder shall have failed to comply with the provisions of this Clause 5.4.

(f) If the Proposed Sale is not completed within the period set out in Clause 5.4(e) above, the Dragging Shareholders shall promptly return to the Dragged Shareholders all documents (if any) previously delivered in respect of the Proposed Sale, and all the restrictions on Transfer contained in this Agreement with respect to Ordinary Shares held or owned by the Shareholders shall once again be in effect.

5.5 Other Transfer Restrictions.

(a) In addition to any other restrictions on direct or indirect Transfers herein contained no Transfer of any Securities or other economic or equitable interests in Securities or any direct or indirect Transfer of shares or other securities in a Shareholder shall take place:

(i)	to any Person who lacks the legal right, power or capacity to directly or indirectly own such Securities or shares or other securities in the relevant Shareholder (as the case may be);

(ii)

without the approval of the KKR Member, if such Transfer requires the registration or other qualification of such Securities or shares or other securities in the relevant Shareholder (as the case may be) pursuant to any applicable securities Laws;

(iii)	if such Transfer would result in a violation of anti-bribery, anti-corruption, anti-money laundering and sanctions Laws, regulations or governmental orders applicable to a Shareholder; or

(iv)

without the approval of each of the KKR Member and Coty, if such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the IRC or such Transfer would otherwise result in the Company being treated as a “publicly traded partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the IRC and the U.S. Treasury Regulations promulgated thereunder (unless (i) such Transfer is disregarded in determining whether interests in the Company are readily tradable on a secondary market or the substantial equivalent thereof under Section 1.7704-1 of the U.S. Treasury Regulations (other than Section 1.7704-1(e)(1)(x) thereof) or (ii) the Shareholder determines that the Company will satisfy the requirements of Section 1.7704-1(h) of the U.S. Treasury Regulations at all times during the taxable year of such Transfer).

(b) Unless otherwise approved by the Board, no direct Transfer may be made or recorded in the register of members of the Company unless the Transferee delivers to the Company a duly executed instrument of transfer and notice of such Transfer (together with reasonable supporting evidence of such Transfer), including any agreements or other documents required by this Agreement and a Deed of Adherence.

5.6 Transferees to Become Parties.

(a) Any Transferee receiving any Securities or other economic or equitable interests in Securities in a Transfer (and any Affiliate of a Shareholder which acquires Securities having been nominated to take up a Subscription Right under Clause 4.2(b)) shall become a Party to this Agreement and be subject to the terms and conditions of, and be entitled to enforce, this Agreement as a Shareholder by executing and delivering to the Company a Deed of Adherence.

(b) Prior to any Transfer of any Securities or other economic or equitable interests in Securities in accordance with this Agreement, and as a condition thereto, each Shareholder effecting such Transfer shall cause such Transferee to deliver to the Company and each Shareholder a Deed of Adherence.

(c) For purposes of this Clause 5.6, the terms “Transfer” shall exclude the granting of a Permitted Pledge and “Transferee” shall exclude a secured party under a Permitted Pledge (or any agent therefor) acting in its capacity as secured party (or secured party’s agent) unless and until the secured party (or its agent) has become the beneficial owner of any Securities.

5.7 Further Assurances in respect of Transfers. Subject to the other provisions of this Article V, each Party shall take or cause to be taken all such actions as may be necessary in order to expeditiously consummate each Transfer which is effected pursuant to the terms of this Agreement, including executing, acknowledging and delivering consents (including, without limitation, procuring that any Director appointed to the Board by such Party consents to such transfer where required by the relevant Organisational Documents), assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities, voting its Securities in favour of any such Transfer (including shareholders’ resolutions) or granting proxies to vote in favour or executing consents to such Transfer; and otherwise cooperating with the relevant parties.

5.8 Obligation to Re-Transfer. If any Person to which any Securities have been Transferred pursuant to sub-clause (a) of the definition of Permitted Transfer ceases to be a Permitted Transferee of the Transferring Shareholder, such Person shall immediately Transfer to the Transferring Shareholder (or to another Permitted Transferee of such Shareholder) all of the Securities it holds to such Person and, until such further Transfer has occurred, all of the voting and economic rights with respect to the Securities so Transferred shall be suspended.

5.9 Coty Put Right. At any time after the date that is 24 months following the Completion Date, Coty may, by delivering written notice to the KKR Member and the Company, require the KKR Member or, at the election of the KKR Member, the Company to promptly (and in any event, within ten (10) Business Days of delivery of such written notice, as such period may be extended to obtain any required mandatory and suspensory regulatory approvals) acquire all of the Securities held by Coty, free and clear of all Encumbrances (other than those set out or created pursuant to this Agreement), for an aggregate purchase price equal to US $1.00. In connection therewith, Coty shall execute any share transfer forms or other transfer documentation reasonably required by the KKR Member (or, to the extent applicable, the Company).

5.10 Exit Co-Operation. If an Exit is proposed, each of the Shareholders shall use their rights and powers as shareholders to provide such co-operation and assistance to the KKR Member as is reasonably required by the KKR Member to implement such Exit, in each case as may reasonably be recommended by corporate finance or professional advisers advising on the Exit as being in accordance with market practice at such time or, in the sole discretion of the KKR Member, as being important for the tax structure of the Exit (having consulted with Coty and considered in good faith the reasonable tax requirements of the Shareholders and subject to Clauses 8.1 and 8.4(d)), including, without limitation taking such actions as are necessary, appropriate or desirable in connection with or to implement any Reorganisation Transaction, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities, voting its Securities in favour of any such Reorganisation Transaction (including shareholders’ resolutions) or granting proxies to vote in favour or executing consents to such Reorganisation Transaction; and otherwise cooperating with the relevant parties; provided, that, for the avoidance of doubt, the Parties will take appropriate actions so that the terms of this Agreement shall continue to apply following such Reorganisation Transaction in accordance with its terms. For the avoidance of doubt, the taking of the foregoing actions in accordance with this Clause 5.10 shall not be considered Reserved Matters to which Clause 3.9 would apply or an issuance of New Securities to which Clause 4.1 or 4.2 would apply.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification.

(a) To the fullest extent permitted by Law without prejudice to any other remedy, the Company agrees to indemnify, pay, protect and hold harmless the Shareholders and each of their Affiliates and its and their Representatives (the “Indemnitees”) from and against any and all actions, judgments, claims, proceedings, investigations and arbitrations (collectively, the “Claims”) and against any and all liabilities, obligations, losses, damages (including punitive and exemplary damages), fees, fines, penalties, costs, expenses (including any expense relating to enforcement of rights and obligations hereunder and reasonably and properly incurred attorneys’ fees and expenses incurred in connection with the investigation, settlement and/or defence of or the appeal against any Claims) and reasonable disbursements (collectively, the “Losses”) which at any time before or after the date hereof may be imposed on, incurred by, or asserted against the Indemnitee in any way relating to or arising out of, or alleged to relate to or arise out of:

(i)	any action or inaction on the part of the Indemnitee when acting on behalf of the Company in any capacity, whether such action or inaction has occurred or is yet to occur;

(ii)

this Agreement, the Acquisition as contemplated by the Share Purchase Agreement, the equity funding or financing of the Acquisition, any of the Transactions or any services provided to the Company in relation thereto, whether pursuant to any securities or other Laws that are applicable or otherwise;

(iii)

any Indemnitee who was or is a party, or is threatened to be made a party to any threatened, pending or completed Claim (including (A) any action by or in the right of, or relating to, the Company and (B) any past, current or future litigation relating to the Acquisition as contemplated by the Share Purchase Agreement, the equity funding or financing of the Acquisition, the Transactions or the services provided to the Company in relation thereto or the Indemnitee’s past, current or future equity ownership in the Company), (x) by reason of any actions or omissions or alleged acts or omissions arising out of such Indemnitee’s activities (whether prior to the date hereof or otherwise) either on behalf of the Company or in furtherance of the interests of the Company or (y) arising out of or in connection with its purchase, ownership, transfer or sale of equity interests in the Company (including its involvement in the Transactions and any future proposal to transfer or sell such equity interest), from and against any and all Claims and Losses; and

(iv)

(A) the fact that such Indemnitee is or was a Director or Officer of the Company or is or was serving at the request of the Company as a director, officer, manager, member, employee or agent of or adviser or consultant to another corporation, partnership, joint venture, trust or other enterprise, (B) any breach or alleged breach by such Indemnitee of his or her fiduciary or other duty as a Director, Officer or manager of the Company or (C) being an Affiliate of an Indemnitee that is described in either of the foregoing clauses (A) and (B), other than (y) any such Losses or Claims by an Indemnitee as a result of a breach of this Agreement or the Tides Transaction Documents, or (z) such Losses which are finally determined by a competent court (after all appeals have been heard or waived) to have resulted from such Indemnitee’s fraud, gross negligence or wilful misconduct.

(b) In any Claim against any Indemnitee, the Indemnitee shall, subject to this Clause 6.1, have the right jointly to employ, at the expense of the Company or its designee, counsel of the Indemnitee’s choice, which counsel shall be reasonably satisfactory to the Company, in such Claim. If joint counsel is so retained, an Indemnitee may nonetheless employ separate counsel, but at such Indemnitee’s own expense. If an Indemnitee is determined by a court, tribunal or other relevant body to have committed fraud or to have acted with gross negligence or to have been guilty of wilful misconduct, the Indemnitee shall reimburse all the expenses paid by the Company or its designee on its behalf under this Clause 6.1. Under no circumstances will any Indemnitee be liable for or have any obligation to satisfy any indemnification claim made hereunder.

(c) The Shareholders agree to take all action as shareholders of the Company which may be required to, or to authorise the Company to take any action required to, give effect to this Clause 6.1.

(d) The indemnification rights contained in this Clause 6.1 will be cumulative and in addition to any and all other rights, remedies and recourse to which an Indemnitee, its heirs, successors, assignees and administrators are entitled. The indemnification provided in this Clause 6.1 will inure to the benefit of the heirs, successors, assignees and administrators of each of the Indemnitees.

(e) The terms of this Clause 6.1 shall survive for a period of six years from the date of termination of this Agreement for any reason (but only with respect to events occurring during or prior to the time when this Agreement was in effect), except to the extent that a Claim has been brought within such period, in which case the terms of this Clause 6.1 shall survive until such Claim is resolved.

(f) The indemnity provided by this Clause 6.1 shall in no event cover damages or indemnifiable expenses to the extent they are actually paid or reimbursed by or under any applicable insurance policy or arrangement carried by or on behalf of or in favour of an Indemnitee.

(g) Except as set forth in the last sentence of Clause 6.1(a), under no circumstances will any Indemnitee be liable for or have any obligation to satisfy any indemnification claim made hereunder.

ARTICLE VII

WARRANTIES

7.1 Warranties of the Shareholders. Each Shareholder, severally and not jointly, warrants (in respect of itself only) to each other Party, as of the date hereof or as of the date such Shareholder becomes a party hereto, as the case may be, as follows:

(a) Organisation. Such Shareholder is an entity duly organised or incorporated and validly existing under the Laws of the jurisdiction of its organisation or incorporation;

(b) Authority. Such Shareholder has full power and authority to enter into, execute and deliver this Agreement. The execution and delivery of this Agreement and the performance of the rights and obligations hereunder and thereunder have been duly and validly authorised by such Shareholder and no other proceedings by or on behalf of such Shareholder will be necessary to authorise this Agreement or the performance of the rights and obligations hereunder and thereunder. This Agreement constitutes the valid and binding obligations of such Shareholder enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by: (i) bankruptcy, insolvency, reorganisation or other similar laws affecting enforcement of creditors’ rights generally; and (ii) subject to general principles of equity;

(c) No Legal Bar. The execution, delivery and performance of this Agreement by such Shareholder will not: (i) violate: (x) the organisational documents of such Shareholder; or (y) any Law, treaty, rule or regulation applicable to or binding upon such Shareholder or any of its properties or assets; or (ii) result in a breach of any contractual obligation to which such Shareholder is a party or by which it or any of its properties or assets is bound. In the case of each of prongs (i)(y) and (ii), such warranty shall apply only in any respect that would reasonably be expected to have a material adverse effect on the ability of such Shareholder to perform its obligations under this Agreement;

(d) Litigation. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation or investigation, proceeding or demand letter pending, or to the knowledge of such Shareholder threatened, against such Shareholder, which if adversely determined would reasonably be expected to have a material adverse effect on the ability of such Shareholder to perform its obligations hereunder;

(e) Securities Not Registered. Such Shareholder has acquired Securities solely for its own account, for investment purposes and not with a view to, or for sale in connection with, the distribution thereof other than as permitted under applicable securities and other Laws. Such Shareholder: (i) has such knowledge and experience in business and financial matters as will enable it to evaluate the merits and risks of the Transactions; (ii) is able to bear the economic risk of an investment in the Company; and (iii) is able to bear the risk of loss of its entire investment in the Company; and

(f) No Other Representations. Except for the representations and warranties contained in this Article VII, no Shareholder, nor any other Person acting on behalf of such Shareholder, makes any representation or warranty, express or implied, to any other Party.

7.2 Warranties of the Company. The Company warrants to the Shareholders as of the date hereof, as follows:

(a) Organisation. It is an entity duly incorporated and validly existing under the Laws of the jurisdiction of its incorporation.

(b) Authority. It has full power and authority to enter into, execute and deliver this Agreement. The execution and delivery of this Agreement and the performance of the rights and obligations hereunder have been duly and validly authorised by it and no other proceedings by or on behalf of it will be necessary to authorise this Agreement or the performance of the rights and obligations hereunder. This

Agreement constitutes the valid and binding obligations of each such Party enforceable against it in accordance with its terms and corporate law regulations, except as the enforceability thereof may be (i) limited by bankruptcy, insolvency, reorganisation or other similar Laws affecting enforcement of creditors’ rights generally; and (ii) subject to general principles of equity.

ARTICLE VIII

ADDITIONAL COVENANTS AND AGREEMENTS

8.1 Certain Tax Matters.

(a) Tax Reporting Regimes. The Company and each Shareholder shall, upon request, provide to the Tax Compliance Person such documentation and any other information related to such Shareholder’s direct or indirect owners as is required in order for the Company to satisfy any applicable tax reporting or compliance requirements, including pursuant to Sections 1471 through 1474 of the IRC and any U.S. Treasury Regulations, forms, instructions or other guidance issued pursuant thereto, any agreements entered into pursuant to Section 1471(b)(1) of the IRC, any intergovernmental agreement entered into in connection with such Sections of the IRC, any law implementing any such intergovernmental agreement (“FATCA”) and any legislation or any law which implements, or implements rules similar to, the Organisation for Economic Co-operation and Development’s Common Reporting Standard (“CRS”).

(b) Tax Advances. To the extent the Company is required by law to withhold or to make tax payments (including any interest and penalties thereon) on behalf of or with respect to any Shareholder (“Tax Advances”), the Company may withhold such amounts and make such tax payments. All Tax Advances shall, at the option of the Company, (i) be promptly paid to the Company by the Shareholder on whose behalf such Tax Advances were made or (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Shareholder or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation or winding-up otherwise payable to such Shareholder. Whenever the Company selects the option set forth in sub-clause (ii) above, for all purposes of this Agreement such Shareholder shall be treated as having received all distributions unreduced by the amount of such Tax Advance. Each Shareholder hereby agrees to indemnify and hold harmless the Company with respect to Tax Advances required on behalf of or with respect to such Shareholder. In the event the Company is liquidated or wound-up and a liability is asserted against any Shareholder or any member or officer of a Shareholder (a “Tax Indemnified Shareholder”) for Tax Advances in respect of another Shareholder, the Tax Indemnified Shareholder shall have the right to be reimbursed by the Shareholder on whose behalf such Tax Advance was made. The obligations of a Shareholder set forth in this Clause 8.1(b) shall survive the withdrawal of any Shareholder from the Company or any Transfer of a Shareholder’s economic interests in the Company.

(c) U.S. Tax Entity Classification

(i)

The Company has elected or shall elect pursuant to U.S. Treasury Regulation Section 301.7701-3(c) to be classified and treated as an entity disregarded from its owner for U.S. federal income tax purposes from its inception. The Tax Compliance Person is hereby authorized and empowered on behalf and in the name of the Company to make the U.S. tax entity classification election described above, and the Shareholders shall cooperate with the Tax Compliance Person as needed in connection therewith.

(ii)

Unless the Shareholders provide consent, such consent not to be unreasonably withheld, conditioned or delayed, and the Company shall refrain from, directly or indirectly, (A) filing or permitting to be filed any entity classification elections pursuant to U.S. Treasury Regulations Section 301.7701-3(c) with respect to the Company, other than the initial entity classification election described in 8.1(c)(i) above, (B) converting the Company under local law from an “eligible entity” (within the meaning of U.S.

Treasury Regulations Section 301.7701-3(a), an “Eligible Entity”) to an entity that is not an eligible entity (a “Per Se Entity”); (C) amending or otherwise modifying the organizational documents of the Company (or any other agreements or arrangements relating to the personal liability of any Shareholder) if such amendment or modification would cause the Company not to qualify as an Eligible Entity; or (D) agreeing to or authorizing, or committing to agree to or authorize (in writing or otherwise) any of the actions set forth in sub-clause (A).

(iii)

If the Company received notice from JVCo that JVCo intends to make an entity classification election pursuant to U.S. Treasury Regulations Section 301.7701-3(c), pursuant to its right under Section 9.1(c)(ii) of the JVCo SHA, the Company shall notify the Shareholders.

(d) Tax Compliance.

(i)

The Tax Compliance Person will be responsible for the preparation, signing and filing of all Tax Returns of the Company and the Company’s compliance with the requirements of FATCA, CRS and any other applicable tax reporting regime. The Tax Compliance Person shall be authorized to make any and all elections for U.S. federal, state, local and foreign tax purposes, including to adjust the basis of Company property pursuant to Sections 734(b), 743(b) and 754 of the IRC or comparable provisions of U.S. state or local or foreign Law. If requested by Coty, the Tax Compliance Person and each other Shareholder shall consider in good faith any requests made by Coty to make any of the aforementioned elections.

(ii)

Solely for U.S. federal income tax purposes, the Tax Compliance Person shall establish and maintain a separate capital account for each Shareholder in respect of the Company in accordance with U.S. Treasury Regulations Section 1.704-1(b)(2)(iv), as the same may be amended or revised. Profits and losses (or, to the extent necessary, items thereof) of the Company shall be allocated among the capital accounts of the Shareholders in a manner that as closely as possible gives economic effect to the provisions of this Agreement. For U.S. federal, state and local income tax purposes, all items of income, gain, loss and deduction of the Company shall be allocated among the Shareholders in the same manner that the corresponding book items have been allocated among the Shareholders’ respective capital accounts, provided that, notwithstanding the foregoing, the Tax Compliance Person may make such allocations for U.S. tax purposes as it deems reasonably necessary to ensure that allocations are in accordance with the interests of the Shareholders within the meaning of the U.S. Treasury Regulations, and/or in accordance with Section 704(c) of the IRC and the U.S. Treasury Regulations promulgated thereunder (to the extent applicable). Notwithstanding the foregoing, if the Shareholders do not agree on an alternative method, any allocations to be made in accordance with Section 704(c) of the IRC will be made using the “remedial method” as defined in U.S. Treasury Regulations Section 1.704-3(b). This Clause 8.1(d)(ii) shall be deemed to contain a “minimum gain chargeback” within the meaning of U.S. Treasury Regulations Section 1.704-2(b)(2), a “partner nonrecourse debt minimum gain chargeback” within the meaning of U.S. Treasury Regulations Section 1.704-2(i)(4) and a “qualified income offset” within the meaning of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(d), and shall be interpreted consistently therewith

(e) Tax Information and Reporting.

(i)	The Tax Compliance Person shall use commercially reasonable efforts to:

(A)	Notify the Shareholders prior to making an entity classification election pursuant to U.S. Treasury Regulation Section 301.7701-3(c);

(B)

As reasonably requested, make available on a reasonable and mutually convenient basis to the requesting Party or to any Taxation Authority all information, records, documents, and personnel with relevant information relating to any tax applicable to such requesting Party, including, but not limited to, on a quarterly basis, information reasonably requested by a Shareholder to satisfy its tax, legal, and accounting reporting requirements under U.S. GAAP as a publicly traded company to the extent the Company has such information and, to the extent the Company does not have such information, the Company shall request such information from JVCo pursuant to its rights under Paragraph 1 of Schedule E of the JVCo SHA and shall promptly provide such information to the requesting Party upon receipt thereof;

(C)

Provide to a requesting Shareholder all such other information that is reasonably requested or necessary for such Shareholder, or any direct or indirect investor in such Shareholder, to duly complete and file its Tax Returns to the extent the Company has such information and, to the extent the Company does not have such information, the Company shall request such information from JVCo pursuant to its rights under Paragraph 2 of Schedule E of the JVCo SHA and shall promptly provide such information to the requesting Shareholder upon receipt thereof from JVCo;

(D)

Request of JVCo pursuant to its rights under Paragraph 3 of Schedule E of the JVCo SHA such information as any Shareholder may reasonably request at any time or from time to time in order to permit such Shareholder to determine whether any member of the JVCo Group has been or may become a “passive foreign investment company” (a “PFIC”) or a “controlled foreign corporation” (or a corporation having a similar status) for purposes of the IRC and deliver such information to such Shareholder upon receipt thereof from JVCo; and

(E)

If a member of JVCo Group is determined to be a PFIC, provide to the Shareholders any information received from JVCo reasonably necessary to make or maintain any election available under the IRC related to PFIC status, including a “qualified electing fund” election in respect of such member of JVCo Group.

(ii)

In the case the case of the provision of assistance, information, documents or records pursuant to Clause 8.1(d)(i), the Shareholder requesting such assistance, information, documents or records shall bear the direct and indirect costs reasonably accrued or incurred by the Company or the Tax Compliance Person in providing such assistance, information, documents or records. To the extent the information is relevant to or requested by more than one Shareholder, the cost shall be shared pro rata among such Shareholders.

(f) Partnership Representative. The Tax Compliance Person shall act as the “partnership representative” of the Company within the meaning of Section 6223(a) of the IRC, as amended by the U.S. Bipartisan Budget Act of 2015. The partnership representative shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6231 of the IRC, as amended by the U.S. Bipartisan Budget Act of 2015. Notwithstanding the foregoing, the KKR Member, in its sole discretion, may designate another person to replace the Tax Compliance Person as “partnership representative”, and such person shall have all such rights, duties, powers and obligations. The partnership representative shall promptly notify the KKR Member, Coty and the Tax Compliance Person (if it is not the partnership representative at that time) of any notices that it receives related to a U.S. tax proceedings, and shall timely inform such persons of the status of such tax proceedings. Notwithstanding the foregoing, the partnership representative shall be subject to the control of the Board and shall not settle or otherwise compromise any issue in any examination, audit or other proceeding with any Taxation Authority without first obtaining approval of the Board. The partnership representative shall determine whether any Imputed Underpayment Amount can be reduced pursuant to Sections 6225(c)(2)(B), (3), (4) or (5) of the IRC and any similar provisions of state or local laws. Each Shareholder hereby agrees to cooperate to provide any information or take such other actions as may be reasonably requested by the partnership representative in order to make such determination. Notwithstanding the foregoing, the partnership representative shall not require any Shareholder to file an amended Tax Return. A Shareholder’s obligation to comply with this Clause 8.1(f) shall survive the transfer, assignment or liquidation of such Shareholder’s interest in the Company. The partnership representative shall receive no compensation for its services. All third party costs and expenses incurred by the partnership representative in performing its duties as such (including legal and accounting fees and any out-of-pocket expenses) shall be borne by the Company.

(g) Tax Residence. The Shareholders intend that the Company be and remain solely a resident of the Cayman Islands for all tax purposes. The Shareholders shall use commercially reasonable efforts to fulfil this intention.

(h) Section 704(c) Amounts with Respect to JVCo Shares. Under Treasury Regulation Section 1.704-3(a)(8)(i), the Coty JVCo Shares will be treated as Section 704(c) property, while the KKR JVCo Shares will not. The Company shall designate for U.S. federal income tax purposes which shares of New JVCo deemed issued in the JVCo Reorganization are Coty JVCo Shares, with respect to which Coty has an IRC Section 704(c) amount, and which shares of New JVCo deemed issued in the JVCo Reorganization are KKR JVCo Shares, with respect to which no Shareholder has an IRC Section 704(c) amount. If following the JVCo Reorganization, a portion, but not all, of the JVCo Shares are sold by the Company, the Company shall first sell the designated KKR JVCo Shares, and only after all the designated KKR JVCo Shares have been sold may the Company sell the designated Coty JVCo Shares.

8.2 Confidentiality and Public Announcements.

(a) Each Shareholder agrees to hold in strict confidence all Information furnished to it, the terms of this Agreement and any other matters relating to the Transactions or the discussions among the Parties in relation thereto (collectively, “Confidential Information”) and to procure that its Affiliates hold in strict confidence the Confidential Information. Subject to Law, a Shareholder may disclose any Confidential Information: (s) to any of its Representatives; (t) if a Shareholder is a fund or an Affiliate of a fund, to current or prospective investors in such Shareholder, provided that only Confidential Information of the type customarily given to limited partners of such fund or to current or prospective investors is disclosed; (u) if a Shareholder is a fund or an Affiliate of a fund, or Coty, to such Shareholder’s or its Affiliates’ current or prospective lenders on a confidential and strict need to know basis as a direct consequence of such Shareholder’s participation in the Transactions, provided that only Confidential Information of the type customarily given to lenders to such Person is disclosed; (v) to its Representatives that are current or prospective partners or members of such Shareholder or are former partners or members who retained an economic interest in such Shareholder to the extent such disclosure is limited to customary disclosures made in the ordinary course of business by an investment fund to its current, prospective or former investors or equityholders in respect of investments made thereby, including in connection with the disposition thereof, each of which Representatives shall be deemed to be bound by the provisions of this Clause 8.2(a) (provided that with respect to Representatives who are limited partners or members of any Shareholder, such Representatives shall instead be deemed to be bound by any confidentiality agreement or obligation with such Shareholder having restrictions substantially similar to this Clause 8.2(a)) and such Shareholder shall be responsible for any breach of this provision by any such Representative; (w) to any Affiliate of such Shareholder; (x) to any potential Transferee (in connection with a Transfer permitted hereunder), who shall agree to be bound by the provisions of this Clause 8.2(a) or a confidentiality agreement having restrictions substantially similar to this Clause 8.2(a) and such Transferee agrees to hold any such information in strict confidence and not to use such information for any purpose other than such Transfer; (y) to the Company or its Directors, Officers or advisers; (z) in connection with an audit or an ordinary course examination by a regulator, bank examiner or self-regulator, organization with regulatory oversight over the Company or such

Representative, provided that such audit or examination is not specifically directed at the Company, the JVCo Group or the Confidential Information (the recipients under sub-clause (s)-(z) above, collectively, the “Authorised Recipients”); provided that a Shareholder shall be responsible for the compliance of such Authorised Recipients with this Clause 8.2(a) or such Authorised Recipients shall have entered into a confidentiality undertaking for the benefit of the Company to hold any such information in strict confidence in accordance with this Clause 8.2(a). “Confidential Information” shall not include any information that: is or becomes generally available to the public other than as a result of an unauthorised disclosure by such Shareholder; is or becomes available to a Shareholder or any of its Representatives on a non-confidential basis from a third party source (other than any other Shareholder or its Representatives or any Person described in sub-clause (w) above), which source (after reasonable inquiry) is not known by the relevant Shareholder to be bound by a duty of confidentiality to any Shareholder or its Representatives or any Person described in sub-clause (y) above in respect of such Confidential Information; or is independently developed by any Shareholder without the benefit of any other Confidential Information. If any Shareholder or any of its Authorised Recipients is required by Law or regulation or any legal or judicial process to disclose any Confidential Information, such Shareholder shall, unless prohibited from doing so by any Law or regulation, promptly notify the Company and the other Shareholders of such requirement so that the Company may, in consultation with the Shareholders to the extent practicable under the circumstances, at its own expense, oppose such requirement or seek a protective order and request confidential treatment thereof. If such Shareholder or such Authorised Recipient is nonetheless required to disclose any such Confidential Information, such Shareholder or Authorised Recipient may disclose such portion of such Confidential Information that is legally required to be disclosed without liability hereunder.

(b) A Shareholder may disclose Confidential Information in connection with any proposed Transfer of Securities by such Shareholder, provided that such Transfer is proposed to be made as a Transfer permitted by this Agreement, and the relevant Transferee shall enter into a confidentiality agreement for the benefit of the Company to hold any such information in strict confidence and not to use such information for any purpose other than such Transfer.

(c) Except to the extent any information relating to the tax treatment or tax structure of any Party (“Tax Information”) is required to be kept confidential to comply with any applicable securities laws, such Tax Information may be disclosed by a Party. For the purposes of this Clause 8.2(c), Tax Information does not include, and a Party will not disclose: the name of, or any other identifying information regarding, any Party or any existing or future Party (or any Affiliate thereof); any performance information relating to any Party or its investments, if any; or any information regarding the specific terms of any Party.

(d) A Shareholder may disclose Confidential Information for the purpose of enforcing the terms of this Agreement.

(e) Subject to an initial public announcement announcing the Transactions, which shall be mutually agreed by the Company, the KKR Member and Coty, no public announcement or press release concerning the business or affairs of the Company or any member thereof or concerning this Agreement or any of its provisions shall be made by any Party (or any Affiliate thereof), without the prior consent of the Board. This provision shall not prohibit any public announcement or press release required to be made by any Laws or regulations; provided that such Party (or such Affiliate) that is making such announcement shall, to the extent practicable, consult with the Company and the Shareholders concerning the timing and content of such announcement before such announcement is made and shall give a copy thereof to the other Parties at the same time as, or as soon as reasonably practicable after, the making of such announcement. Notwithstanding anything to the contrary herein, in no event shall this Clause 8.2 limit disclosure by any Shareholder (or any Affiliate thereof) of ordinary course communications regarding this Agreement and the Transactions to its existing or prospective general and limited partners, equityholders, members, managers and investors of any Affiliates of such Person, including disclosing information about the Acquisition, the Transactions and the Company on their websites in the ordinary course of business consistent with past practice or as part of any sales and transfer to any co-investors.

8.3 Costs and Fees.

(a) Except as expressly provided for in this Agreement, each Shareholder shall bear its own costs and expenses incurred in connection with this Agreement.

(b) Each Director on the Board shall be paid and reimbursed (as applicable) by the Company all reasonable and documented travel expenses and all other reasonable and documented business-related out-of-pocket costs and expenses incurred by him or her in connection with his or her duties to the Board.

(c) Any fees and expenses of the Company incurred in connection with maintaining its legal organization and good standing shall be borne by the KKR Member, either (i) by calling capital from the KKR Member or (ii) as a reduction from Distributions to the KKR Member.

8.4 Dividends and Distributions.

(a) All returns to Shareholders by dividend payment, distribution, redemption, repurchase, liquidation or otherwise in respect of their investments in Shares of the Company (a “Distribution”) shall be made in accordance with the terms, conditions, rights and preferences of such Shares, in accordance with Law (including the making of any solvency statements to support any such Distribution required in accordance with Law); provided that, subject to Clause 8.4(b), any Distributions shall be made (i) first, to the Shareholders holding the Preference Shares, pro rata in proportion to the number of outstanding Preference Shares held by each such Shareholder over the total number of outstanding Preference Shares, until the holders of such Preference Shares have received aggregate Distributions equal to $1,200,000,000 and (ii) second, the remaining amount, if any, to the Shareholders holding Ordinary Shares, pro rata in proportion to such Shareholder’s Equity Percentage (such clause (ii), the “Profit Share”).

(b) Notwithstanding anything in Clause 8.4(a) to the contrary, in the event that the Company sells or otherwise transfers any of the JVCo Shares or the KKR Shareholder Group sells or otherwise transfers any of its Shares (other than to a Permitted Transferee) (such a transaction, a “Max Return Trigger Transaction”), in each case, for cash and provided such sale is consummated on or before the date that is the 24 month anniversary of Completion (the “IRR Measurement Date”), the aggregate Investor Returns made to the KKR Shareholder Group from the date of this Agreement until the IRR Measurement Date shall not exceed 40% IRR (the “Maximum Return”), and any remaining Distributions thereafter shall be made solely to Coty, provided that (i) if at the IRR Measurement Date, the Maximum Return has not been achieved, this Clause 8.4(b) shall cease to apply and (ii) this Clause 8.4(b) shall terminate immediately prior to, and contingent upon, the consummation of an IPO and the Maximum Return shall cease to apply.

(c) If in connection with any Max Return Trigger Transaction that is consummated on or before the IRR Measurement Date, (1) some or all of the consideration includes non-cash consideration; and (2) at such time, after giving effect to such Max Return Trigger Transaction the Maximum Return would be achieved (assuming, for purposes of the calculation of the Maximum Return, that all non-cash consideration received in such Max Return Trigger Transaction is cash with an aggregate value equal to either (x) the value ascribed to such non-cash consideration in the definitive transaction documents related to such transaction or (y) if such non-cash consideration is public securities and a specific value is not ascribed thereto in the definitive transaction documents related to such transaction, the closing share price of such public securities as of the date of the closing of such transaction), the KKR Member shall provide Coty with written notice of such Max Return Trigger Transaction at least 40 days prior to the consummation of such Max Return Trigger Transaction (which notice shall include copies of the purchase agreement and other material agreements related to such Max Return Trigger Transaction) and then Coty shall have the one time right (the “Call Right”), exercisable at least one Business Day prior to the consummation of such Max Return Trigger Transaction by delivering an irrevocable written notice to the KKR Member (the “Call Notice”), to purchase, all (but not less than all) of the Shares held by the KKR Shareholder Group for an aggregate purchase price, in cash, equal to the amount of cash, when added to the aggregate Investor Returns made prior to (but including with respect to) the Max Return Trigger Transaction, that would result in the KKR Shareholder Group achieving a 40% IRR as of the date of the consummation of the Max Return Trigger Transaction. Coty shall promptly (and in any event, within 30 days of delivery of the Call Notice, as such period may be extended to obtain any required mandatory and suspensory regulatory approvals), consummate the purchase of such Shares held by the KKR Shareholder Group. In connection therewith, Coty and the KKR Member shall execute any share transfer forms or other transfer documentation reasonably required by the KKR Member or Coty (as the case may be) (or, to the extent applicable, the Company) in order to implement such transfer. If Coty does not exercise the foregoing Call Right upon the first Max Return Trigger Transaction that includes non-cash consideration, this Section 8.4(c) shall automatically terminate.

(d) For the avoidance of doubt, in connection with an IPO or any Reorganisation Transaction, the Parties will take appropriate actions so that this Clause 8.4 shall continue to apply in accordance with its terms and consider in good faith the reasonable tax requirements of the Shareholders.

(e) In the event that the Company sells or otherwise transfers any of the JVCo Shares for cash, following consultation with Coty and unless otherwise instructed by Coty and unless otherwise required by applicable Law, the Company shall Distribute such consideration promptly (and in any event within five (5) Business Days following receipt of such written notice) to the Shareholders in accordance with the terms of this Clause 8.4.

8.5 JVCo SHA. Unless Coty provides the Company with written consent otherwise, (i) in connection with any JVCo Proposed Sale that triggers a JVCo Tag-Along Right, the Company shall exercise its rights to sell its JVCo Pro Rata Portion of such JVCo Securities in accordance with Clause 5.4 of the JVCo SHA (including, without limitation, taking the same form of consideration to be received by the Selling Shareholders (for these purposes, as such term is defined in the JVCo SHA)) and (ii) the Company shall exercise its rights pursuant to Clause 6.3(a) of the JVCo SHA. In connection with the foregoing, the Company shall provide each Shareholder with all written notices and other information received by the Company pursuant to Clause 5.4 of the JVCo SHA promptly following receipt thereof.

8.6 Anti-Frustration. The KKR Member and the Company shall not, take, or omit to take, any action, which could reasonably be interpreted as having a primary purpose of artificially and intentionally reducing Coty’s portion of the Profit Share (including, without limitation, intentionally delaying or structuring any sale or transfer of the JVCo Shares in a manner that has as its primary purpose causing the Maximum Return not to apply).

8.7 Actual or Deemed Liquidation.

(a) In the event of a deemed or actual liquidation or winding-up of the Company, each Shareholder is entitled to receive:

(i)

first, to the extent of any amounts due to such Shareholder in respect of the Securities held by such Shareholder, any remaining assets of the Company that such Shareholder contributed, or as a successor in interest is considered to have contributed (consistent with U.S. Treasury Regulation Section 1.704-3(a)(7)), to the Company as a capital contribution (“Shareholder Directly Contributed Assets”), and any remaining assets that are treated as substituted basis property under U.S. Treasury Regulation Section 1.704-3(a)(8)(i) as a result of having been received by the Company in an exchange or series of exchanges in which no gain or loss was recognized, or any installment note received by the Company in exchange for any of the foregoing property as provided in U.S. Treasury Regulations Section 1.704-3(a)(8)(ii) (“Substituted Basis Assets” together with the Shareholder Directly Contributed Assets, the “Shareholder Contributed Assets”), in each case prioritizing that portion of Shareholder Contributed Assets that constitute property subject to Section 704(c) of the IRC at the time of such distribution before other Shareholder Contributed Assets, to the extent of any amounts due to such Shareholder with respect to the Securities held by such Shareholder; and

(ii)

second, any remaining assets of the Company that are not Shareholder Contributed Assets, to the extent of any remaining amounts due to such Shareholder in respect of the Securities held by such Shareholder.

(b) For the avoidance of doubt, with respect to Coty, the Coty JVCo Partnership Interests are Shareholder Directly Contributed Assets and the Coty JVCo Shares are Substituted Basis Assets; and with respect to KKR Member, the Deemed Sold Partnership Interests are Shareholder Directly Contributed Assets and the KKR JVCo Shares are Substituted Basis Assets.

ARTICLE IX

MISCELLANEOUS

9.1 Amendment; Waiver.

(a) This Agreement can only be amended, supplemented, restated or otherwise modified by a written instrument executed by the Shareholders, provided, however, that the KKR Member may amend, supplement, restate, waive or otherwise modify this Agreement without a Shareholder’s consent or signature to the extent such amendment, supplement, waiver or modification (i) does not affect or prejudice such Shareholder in any respect, (ii) does not subject such Shareholder to materially adverse differential treatment relative to the other Shareholders, or (iii) is immaterial or administrative. The Company shall send to each Shareholder a copy of any amendment, modification, supplement or restatement to this Agreement prior to any such amendment, modification, supplement or restatement is made or, if not practicable to do so, promptly thereafter.

(b) No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any covenants or agreements contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

9.2 Effectiveness; Termination.

(a) This Agreement shall become effective immediately following execution by the parties hereto, and, subject to Clause 9.2(c), shall terminate and be of no further force or effect upon (and contemporaneously with) the earlier of: (i) the written agreement of all Shareholders; (ii) the date on which there is no longer any Shareholder which is a party to this Agreement; (iii) the date on which there is only one Shareholder of the Company; and (iv) the date on which a Winding Up of the Company is concluded. At the time any Shareholder (provided in the case of a Permitted Transfer that the Transferee has signed a Deed of Adherence) which is a Party ceases to hold any Securities, such Shareholder shall automatically cease to be a Party to this Agreement.

(b) Notwithstanding any termination of this Agreement in its entirety or in respect of any Shareholder pursuant to Clause 9.2(a): (i) the provisions of Clause 8.2 (Confidentiality and Public Announcements) and Article VII (Warranties) shall survive for a period of three years following such termination; and (ii) this Article IX (Miscellaneous) shall survive indefinitely.

(c) Termination of this Agreement pursuant to this Clause 9.2 shall not affect a Party’s accrued rights and obligations above (including under the provisions identified in Clause 9.2(b)) at the date of termination although each Party’s further rights and obligations shall cease immediately on termination.

9.3 Notices.

(a) Any notices or other communications required or permitted hereunder to a Party shall be sufficiently given if in writing and either: personally delivered; sent by registered or certified mail, return receipt requested, postage prepaid; sent by overnight delivery service such as DHL; or sent by electronic mail, and, in each case, addressed for the Parties as set forth in Schedule A or to such other address as the relevant Party shall have given notice of pursuant hereto. All such notices and other communications shall be deemed to have been given and received; (i) if by personal delivery, on the day of such delivery; (ii) if by registered or certified mail, on the third day after the mailing thereof; and (iii) if by overnight delivery service such as DHL or by electronic mail, on the next Business Day (unless receipt is confirmed prior to such next Business Day in which case such notice or other communication shall be deemed to have been given on received when such receipt is confirmed).

(b) Copies of any notices or correspondence received by the Company under, in connection with this Agreement or the Transactions shall be promptly provided to each Shareholder by the Company.

9.4 Default; Escalation Procedure. If a Shareholder (the “Defaulting Shareholder”) materially breaches any of its obligations hereunder (a “Default”), then the non-defaulting Shareholder may deliver notice to the Defaulting Shareholder describing in reasonable detail the alleged Default in question, including the specific alleged material breach(es) of such material obligations by the Defaulting Shareholder (a “Default Notification”). The allegedly Defaulting Shareholder shall have 30 days from the receipt of the applicable Default Notification to cure such Default. If the Defaulting Shareholder fails to cure such Default within 30 day cure period (“Default Cure Period”) or such Default is incapable of being cured, then either Shareholder may within 10 Business Days of the expiration of the Default Cure Period refer such matter to each Shareholder’s respective authorised Senior Representatives for discussion and resolution. The Senior Representatives shall use good faith efforts to resolve any such Default so referred to them as soon as practicable.

9.5 Applicable Law; Dispute Resolution.

(a) This Agreement and all matters, claims or actions (whether at law, in equity, in contract, in tort or otherwise) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

(b) In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement or the Company or its operations, each of the Parties unconditionally accepts the exclusive jurisdiction and venue of any United States District Court located in the State of Delaware, or of the Court of Chancery of the State of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the Parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Clause 9.3. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any claim, controversy or dispute arising out of or relating to this Agreement or any of the Transactions brought in such courts or any defense of inconvenient forum for the maintenance of such claim, controversy or dispute. Each of the Parties agrees that a final and unappealable judgment in any such claim, controversy or dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment, or in any other manner provided by Law. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR RELATING TO THE COMPANY OR ITS OPERATIONS.

9.6 Assignment. Except in the case of a valid Transfer of Securities pursuant to this Agreement and the accession of the relevant Transferee to this Agreement pursuant to Clause 5.6, the rights and obligations under this Agreement may not be transferred by any Party hereto, in whole or in part, to any Person, and any purported Transfer shall be void and unenforceable.

9.7 Specific Performance. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any material breach of the provisions of this Agreement. In the event of a material breach of this Agreement by a Party which material breach threatens irreparable harm to any other Party, such non-breaching Party may seek specific enforcement or injunctive relief from any court of competent jurisdiction, which remedies shall not limit, but shall be in addition to, all other remedies that the non-breaching Parties may have at law or in equity.

9.8 Further Assurances. The Parties shall observe and comply fully with the provisions of this Agreement and will sign such further documents, cause such further meetings to be held, adopt such resolutions and do and perform and cause to be done such further acts and things as may be necessary in order to give full effect to this Agreement and the transactions contemplated by this Agreement.

9.9 Several Obligations. The obligations of each of the Parties under this Agreement shall be several and not joint.

9.10 Status of Agreement.

(a) If there is an inconsistency between any of the provisions of this Agreement and the provisions of the Articles of Association, the provisions of this Agreement shall prevail as between the parties.

(b) Each Party shall, when necessary, exercise their powers of voting and any other rights and powers lawfully available to them as a shareholder of the Company to amend, waive or suspend a conflicting provision in the Articles of Association to the extent necessary to permit the Company and its business to be administered as provided in this Agreement.

9.11 Entire Agreement; No Recourse.

(a) This Agreement and the Schedules hereto represent the entire understanding and agreement of the Parties and supersede all prior agreements, understandings and arrangements (whether written or oral) among the Parties with respect to the subject matter hereof. Each Party acknowledges that it has not made or relied on any representation or warranty other than those specifically set forth herein, and provided that nothing in this Clause 9.11(a) shall exclude any liability of any party for fraud or fraudulent misrepresentation.

(b) Without prejudice to any liability for fraud, fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement are contained in this Agreement, and no party shall have any right to rescind this Agreement.

(c) No provision of this Agreement shall confer upon any Person other than the Parties hereto and their permitted assigns any rights or remedies hereunder, except that the Non-Recourse Parties shall be third party beneficiaries of this Clause 9.11(c). This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto, including entities that become parties hereto after the date of this Agreement or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Shareholders, and no former, current or future equityholders, controlling persons, directors, officers, employees, general or limited partner, member, manager, advisor, agents, successors, assigns or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent successors, assigns or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations (whether written or oral) made in connection herewith, and no personal liability shall attach to, be imposed upon or otherwise be incurred by the Non-Recourse Parties through a Shareholder or otherwise, whether by or through attempted piercing of the corporate (or partnership or limited liability company) veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

(d) This Agreement shall not be construed as creating any partnership or agency relationship between any of the parties, except where this Agreement expressly so provides.

9.12 Titles and Headings. The headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

9.13 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

9.14 Severability. Should any provision of this Agreement be invalid or unenforceable, in whole or in part, or should any provision later become invalid or unenforceable, this shall not affect the validity of the remaining provisions of this Agreement which shall not be affected and shall remain in full force and effect.

9.15 Third Party Rights. A person who is not a party to this Agreement has no right hereunder to enforce any term of, or enjoy any benefit under, this Agreement, except to the extent expressly provided in this Agreement, including, for the avoidance of doubt, (x) the Indemnitees, which shall be third party beneficiaries with the right to enforce Clause 6.1 and (y) the Non-Recourse Parties which shall be third party beneficiaries with the right to enforce Clause 9.10(c).

9.16 Counterparts. This Agreement shall be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile or electronic mail shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such Party.

Schedule A

Notice Details

KKR Member:

30 Hudson Yards

New York, NY 10001

United States

For the attention of: Samuel Plotner

Email: samuel.plotner@kkr.com

With copies (which shall not constitute notice) to:

Marni J. Lerner; Johanna Mayer Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

United States

Tel: +1-212-455-3443; +1-212-455-3856

Email: mlerner@stblaw.com; johanna.mayer@stblaw.com

Coty:

Chemin Louis-Hubert

1213 Petit-Lancy

Switzerland

Attention: Management

Email: caroline_andreotti@cotyinc.com

With a copy to: Chief Legal Officer and General Counsel

Email: kristin_blazewicz@cotyinc.com

With copies (which shall not constitute notice) to:

Sean Doyle

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001-8602

Tel: +1 212 7352554

Email: Sean.Doyle@skadden.com

and

Katja Butler

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

22 Bishopsgate

London

EC2N 4BQ

Tel: +447894811419

Email: Katja.Butler@skadden.com

Schedule B

Reserved Matters

1.	(Organisational Documents) Amending the Organisational Documents of the Company in a manner which would have a disproportionate and adverse effect on the legal, economic or tax position of Coty.

2.	(Voluntary Liquidation) Commence a voluntary liquidation, bankruptcy, dissolution or similar insolvency proceedings of the Company.

3.	(Change to the Business) Make any fundamental change to the nature of the business of the Company.

4.

(Affiliate Agreements) Enter into, terminate or vary the terms of any agreement or arrangement between the Company, on the one hand, and the KKR Member or any of its Affiliates, on the other hand, excluding:

a.	arrangements pursuant to the definitive documentation executed at Completion (including indemnification arrangements);

b.	arrangements pursuant to which KKR Capital Markets provides advisory services to the Company;

c.	arrangements entered into on an arms’ length basis; and

d.

the payment of any fees and expenses under the terms of the Monitoring Fee Agreement, dated as of November 30, 2020, by and between Bidco and Sponsor (as defined in the JVCo SHA) (the “MFA”), as in effect on the date hereof (provided that there shall be no increase to any fees payable thereunder without the prior written consent of Coty save as otherwise contemplated by the MFA); and

e.	the exercise of any rights under the terms of the JVCo SHA.

5.	(Removal of Observer) Remove any Board Observer appointed by Coty to the Board.

Schedule C

Deed of Adherence

THIS DEED is made on [•]

BY [•] of [•] (the “New Party”)

BY [REMAINING PARTY] of [•]

BY [Tides Holdco Ltd.] (“Company”)

WHEREAS:

(A)

On [•], Coty JV Holding S.à r.l., [Tides Aggregator] and the Company, entered into a shareholders’ agreement governing the relationship between the Shareholders of the Company and establishing the manner in which the affairs of the Company would be conducted (such agreement as amended, supplemented or novated from time to time) (the “Shareholders’ Agreement”).

(B)	[By a Transfer dated [•], [•] Transferred to the New Party [[•] Securities] in the Company.]

(C)	This Deed is entered into in compliance with Clause 5.6(a) of the Shareholders’ Agreement.

NOW THIS DEED WITNESSES as follows:

1.	Words and expressions defined in the Shareholders’ Agreement shall, unless the context otherwise requires, have the same meanings when used in this Deed.

2.	The New Party undertakes to:

(a)	the parties to the Shareholders’ Agreement as at the date of the Shareholders’ Agreement (other than those who have ceased to be parties to the Shareholders’ Agreement); and

(b)

any other person or persons who may after the date of the Shareholders’ Agreement (and whether prior to or after the date hereof) assume any rights or obligations under the Shareholders’ Agreement and be permitted to do so by the terms thereof, to be bound by and comply in all respects with the Shareholders’ Agreement, and to assume the benefits of the Shareholders’ Agreement, as if the New Party had executed the Shareholders’ Agreement, and was named as a party to it, as a Shareholder with effect from the date of this Deed.

3.

The New Party represents, warrants and undertakes to and the Company and to the other Shareholder(s) (and each other person who may from time to time expressly adhere to the Shareholders’ Agreement) in the terms set out in Article VII of the Shareholders’ Agreement, but so that such representations, warranties and undertakings shall be deemed to be given on the date of this Deed and shall be deemed to refer to this Deed of Adherence (in respect of Article VII only) as well as the Shareholders’ Agreement.

4.	The address [and e-mail address] of the New Party for the purpose of Clause 9.3 of the Shareholders’ Agreement shall be as follows:

Address: [•]

E-mail: [•]

For the attention of: [•]

[With a copy (which shall not constitute notice) to:

Address: [•]

E-mail: [•]

For the attention of: [•]]

5.	The provisions of Clause 9.5 of the Shareholders’ Agreement shall apply to this Deed.

IN WITNESS WHEREOF this Deed has been duly executed on the date first above written.

EXECUTED	)

by [NEW PARTY] acting by its	)

authorised representative	)	Name:

	)	Attorney:

Received, read and acknowledged

EXECUTED	)

by [REMAINING PARTY] acting by its	)

authorised representative	)	Name:

	)	Attorney:

EXECUTED	)

by [TIDES HOLDCO LTD.] acting by its			)

authorised representative	)	Name:

	)	Attorney:

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the date first above written.

SIGNED for and on behalf of Tides Holdco Blocker Limited by

/s/ Jeffrey M. Smith
Name: Jeffrey M. Smith Title: Vice President
SIGNED for and on behalf of Tides Holdco Limited by

/s/ Samuel Plotner
Name: Samuel Plotner Title: Director

[Signature Page to Shareholders’ Agreement]

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the date first above written.

SIGNED for and on behalf of Coty JV Holdings S.à r.l. by

/s/ Jean-Claude Immer
Name: Jean-Claude Immer Title: Manager

[Signature Page to Shareholders’ Agreement]